UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934
(Amendment No.   )

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Filed by a Party other than the Registrant ☐
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Preliminary Proxy Statement

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Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

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Definitive Proxy Statement

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Definitive Additional Materials

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Soliciting Material under §240.14a-12

AMPLIFY ENERGY CORP.

(Exact name of registrant as specified in its charter)
N/A

(Name of Person(s) Filing Proxy Statement, if Other than the Registrant)
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No fee required

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Fee paid previously with preliminary materials

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Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11

AMPLIFY ENERGY CORP.
500 Dallas Street, Suite 1700
Houston, Texas 77002
NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD ON JUNE 13, 2025
Notice is hereby given that the 2025 Annual Meeting of Stockholders (the “Annual Meeting”) of Amplify Energy Corp. will be held virtually, conducted via live audio webcast on June 13, 2025, at 9:00 a.m. Houston time. You will be able to attend the Annual Meeting online and submit questions during the meeting by visiting www.cesonlineservices.com/ampy25_vm. In order to virtually attend, you must register in advance at www.cesonlineservices.com/ampy25_vm prior to June 12, 2025 at 9:00 a.m. Houston time. You will also be able to vote your shares electronically at the Annual Meeting.
The Annual Meeting is being held to consider and act on the following proposals:
1.
To elect five directors to our board of directors to hold office until our 2026 annual meeting of stockholders or until their respective successors are duly elected and qualified;

2.
To ratify the appointment, by the Audit Committee of our board of directors, of Deloitte & Touche LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2025;

3.
To approve, on a non-binding advisory basis, the compensation of our named executive officers; and

4.
To transact such other business as may be properly presented at the Annual Meeting or any adjournment or postponement thereof.

These matters are more fully described in the accompanying proxy materials. Only stockholders of record at the close of business on May 16, 2025, the record date, are entitled to receive notice of and to vote at the Annual Meeting.
This Notice of Annual Meeting of Stockholders, the Annual Report on Form 10-K for the fiscal year ended December 31, 2024, as amended, and the attached Proxy Statement and form of proxy card are first being sent to stockholders of record as of May 16, 2025, on or about May 23, 2025.
We look forward to greeting those stockholders who are able to be present virtually at the Annual Meeting. However, regardless of whether you plan to be with us virtually at the Annual Meeting, it is important that your voice be heard. Accordingly, we request that you vote on the proxy card by telephone, by internet or by signing, dating and returning the proxy in the postage-paid envelope provided.
If you have any questions or require assistance with voting your proxy card, please contact our proxy solicitation firm, Sodali & Co, at
Sodali & Co.
430 Park Avenue
14th Floor
New York, NY 10022
Stockholders Call Toll-Free: (800) 662-5200
Banks, Brokers, Trustees, and Other Nominees Call Collect: (203) 658-9400
E-mail: AMPY@investor.sodali.com

By Order of the Board of Directors,
Eric M. Willis
Senior Vice President, General Counsel and Corporate Secretary
Houston, Texas
May 23, 2025
TO ASSURE THAT YOUR SHARES ARE REPRESENTED AT THE ANNUAL MEETING, WE URGE YOU TO VOTE BY TELEPHONE OR THE INTERNET OR SUBMIT A PROXY BY MAIL, IN EACH CASE IN ACCORDANCE WITH THE INSTRUCTIONS PROVIDED ON THE ENCLOSED PROXY CARD, WHETHER OR NOT YOU PLAN TO VIRTUALLY ATTEND THE ANNUAL MEETING. YOU CAN REVOKE YOUR PROXY AT ANY TIME BEFORE THE PROXIES YOU APPOINTED CAST YOUR VOTES, AS DESCRIBED IN THE ACCOMPANYING PROXY STATEMENT.
If you need assistance, please call Sodali & Co., the firm assisting us in the solicitation of proxies in connection with the Annual Meeting. Stockholders may call toll free at (800) 662-5200. Banks and brokers may call collect at (203) 658-9400.
IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON JUNE 13, 2025
This Notice of Annual Meeting of Stockholders and the accompanying proxy statement, along with our 2024 Annual Report on Form 10-K, as amended, are available free of charge at www.sec.gov.

This document includes forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. All statements other than statements of historical or current facts, including statements regarding our plans and goals, made in this document are forward-looking. We use words such as anticipates, believes, expects, future, intends and similar expressions to identify forward-looking statements. Forward-looking statements reflect management’s current expectations and are inherently uncertain. Actual results could differ materially for a variety of reasons. Risks and uncertainties that could cause our actual results to differ significantly from management’s expectations are described in our 2024 Annual Report on Form 10-K initially filed with the Securities and Exchange Commission (“SEC”) on March 5, 2025 and amended on April 17, 2025 (together, the “2024 Annual Report”).

i

AMPLIFY ENERGY CORP.
500 Dallas Street, Suite 1700
Houston, Texas 77002
PROXY STATEMENT
2025 ANNUAL MEETING OF STOCKHOLDERS
We have furnished this proxy statement (this “Proxy Statement”) to you because the Board of Directors (the “Board”) of Amplify Energy Corp., a Delaware corporation (referred to herein as the “Company,” “Amplify,” “Amplify Energy,” “we,” “us” or “our”), is soliciting your proxy to vote at our 2025 Annual Meeting of Stockholders (the “Annual Meeting”) to be held on June 13, 2025, at 9:00 a.m. Houston time. This year’s Annual Meeting will be a virtual meeting of stockholders, conducted via live audio webcast. You will be able to attend the Annual Meeting online and submit questions during the meeting by visiting www.cesonlineservices.com/ampy25_vm. In order to virtually attend, you must register in advance at www.cesonlineservices.com/ampy25_vm prior to June 12, 2025 at 9:00 a.m. Houston time. You will also be able to vote your shares electronically at the Annual Meeting. By granting a proxy, you authorize the persons named in the proxy to represent you and vote your shares at the Annual Meeting or any adjournment or postponement of the Annual Meeting. If you are not present at the Annual Meeting, your shares may be voted only by a person to whom you have given a proper proxy.
This Notice of Annual Meeting of Stockholders, the 2024 Annual Report and the attached Proxy Statement and form of proxy card are first being sent to stockholders of record as of May 16, 2025, on or about May 23, 2025.
Regardless of whether you plan to be with us virtually at the Annual Meeting, it is important that your voice be heard. Accordingly, we request that you vote on the proxy card by telephone, by internet or by signing, dating and returning the proxy in the postage-paid envelope provided.
If you have any questions or require assistance with voting your proxy card, please contact our proxy solicitation firm, Sodali & Co, at
Sodali & Co.
430 Park Avenue
14th Floor
New York, NY 10022
Stockholders Call Toll-Free: (800) 662-5200
Banks, Brokers, Trustees, and Other Nominees Call Collect: (203) 658-9400
E-mail: AMPY@investor.sodali.com

INFORMATION ABOUT THE PROXY PROCESS AND VOTING
How do I virtually attend the Annual Meeting?
To virtually attend, participate in, and vote at the Annual Meeting, you must register in advance at www.cesonlineservices.com/ampy25_vm. Please have your control number included on your proxy card or voting instruction card (if your shares are held through a stockbroker or another nominee) available and follow the instructions to complete your registration request. After registering, you will receive a confirmation email with a link and instructions for accessing the Annual Meeting. Requests to register to participate in the Annual Meeting must be received no later than 9:00 a.m. Houston time on June 12, 2025. Online access to the audio webcast will open 30 minutes prior to the start of the Annual Meeting to allow time for you to log-in and test your device’s audio system. We encourage you to access the Annual Meeting prior to the start time and allow ample time to log in to the meeting webcast and test your computer audio system.
Stockholders may submit questions live during the Annual Meeting. To help ensure that we have a productive and efficient meeting, and in fairness to all stockholders in virtual attendance, you will also find posted our rules of conduct for the Annual Meeting when you log in prior to its start. In accordance with the rules of conduct, we ask that you limit your remarks to one brief question or comment that is relevant to the Annual Meeting or our business and that remarks are respectful of your fellow stockholders and meeting participants. Questions will be addressed in the Q&A portion of the Annual Meeting.
All stockholders who register to virtually attend the Annual Meeting will receive an email prior to the Annual Meeting containing the contact details of technical support in the event they encounter difficulties accessing the virtual meeting or during the meeting. Stockholders are encouraged to contact technical support if they encounter any technical difficulties with the meeting webcast.
Why am I receiving these materials?
We have furnished this Proxy Statement to you because the Board is soliciting your proxy to vote at the Annual Meeting, including at any adjournments or postponements of the Annual Meeting.
Am I entitled to vote at the Annual Meeting?
Only stockholders of record at the close of business on May 16, 2025, the record date for the Annual Meeting (the “Record Date”), are entitled to receive notice of and to vote at the Annual Meeting. At the close of business on the Record Date, there were 40,336,579 shares of common stock, par value $0.01 per share (“Common Stock”), outstanding and entitled to vote at the Annual Meeting, with each such share of Common Stock entitling the holder of record on such date to one vote. There is no cumulative voting.
Stockholder of Record: Shares Registered in Your Name
If, on the Record Date, your shares were registered directly in your name with the transfer agent for our Common Stock, Equiniti Trust Company, LLC, then you are a stockholder of record. As a stockholder of record, you may vote online at the Annual Meeting or vote by proxy.
Beneficial Owner: Shares Registered in the Name of a Broker, Bank or Other Agent
If, on the Record Date, your shares were held in an account at a broker, bank, dealer or other similar organization, then you are the beneficial owner of shares held in “street name” and these proxy materials are being forwarded to you by that organization. The organization holding your account is considered the stockholder of record for purposes of voting at the Annual Meeting. As a beneficial owner, you have the right to direct your broker or other agent on how to vote the shares in your account. You are also invited to virtually attend the Annual Meeting. In order to virtually attend, you must register in advance at www.cesonlineservices.com/ampy25_vm prior to June 12, 2025 at 9:00 a.m. Houston time. You will also be able to vote your shares electronically at the Annual Meeting. If you are a beneficial shareholder and you wish to vote your shares online during the virtual Annual Meeting, rather than submitting your voting instructions before the Annual Meeting, you will need to contact your bank, broker or other nominee to obtain a legal proxy form that you must submit when voting online during the Annual Meeting.
What am I being asked to vote on?
You are being asked to vote on three proposals:
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Proposal 1 — the election of five directors of our Board to hold office until our 2026 Annual Meeting of Stockholders (the “2026 Annual Meeting”) or until their respective successors are duly elected and qualified;

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Proposal 2 — the ratification of the appointment, by the Audit Committee of the Board (the “Audit Committee”), of Deloitte & Touche LLP (“Deloitte”) as our independent registered public accounting firm for the fiscal year ending December 31, 2025; and

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Proposal 3 — the approval, on a non-binding advisory basis, of the compensation of our named executive officers (“NEOs”).

In addition, you are entitled to vote on any other matters that may properly come before the Annual Meeting.
How does the Board recommend that I vote my shares?
A proxy that is properly completed and returned will be voted at the Annual Meeting in accordance with the instructions on the proxy. If you properly complete and return a proxy, but do not indicate any contrary voting instructions, your shares will be voted in accordance with the Board’s recommendations. The Board’s recommendations can be found with the description of each proposal in this Proxy Statement. In summary, the Board recommends a vote:
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Proposal 1 — FOR the election of each of the five director nominees;

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Proposal 2 — FOR the ratification of the appointment, by the Audit Committee, of Deloitte as our independent registered public accounting firm for the fiscal year ending December 31, 2025; and

•
Proposal 3 — FOR approving, on a non-binding advisory basis, the compensation of our NEOs.

If any other business properly comes before the stockholders for a vote at the Annual Meeting, your shares will be voted at the discretion of the holders of the proxy. The Board knows of no matters, other than those previously stated herein, to be presented for consideration at the Annual Meeting.
What are the different methods that I can use to vote my shares of Common Stock?
If you are a registered stockholder, you may vote your shares or submit a proxy to have your shares voted by one of the following methods:
•
Via the Internet.   You may submit a proxy electronically via the Internet by following the instructions provided on the enclosed proxy card. Please have the enclosed proxy card in hand when you log onto the website. Internet voting facilities will close and will no longer be available on the date and time specified on the enclosed proxy card.

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By Telephone.   You may submit a proxy by telephone using the toll-free number listed on the enclosed proxy card. Please have the enclosed proxy card in hand when you call. Telephone voting facilities will close and will no longer be available on the date and time specified on the enclosed proxy card.

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By Mail.   You may submit a proxy by mail by completing, signing, dating and returning your proxy card in the provided pre-addressed envelope. If you vote by mail and your proxy card is returned unsigned, then your vote cannot be counted. The completed and signed proxy card must be received by the date specified on the enclosed proxy card.

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During the Annual Meeting.   You may vote online during the Annual Meeting at www.cesonlineservices.com/ampy25_vm; however, virtually attending the meeting without completing a ballot will not count as a vote. To vote online during the Annual Meeting you will need to register in advance at www.cesonlineservices.com/ampy25_vm prior to June 12, 2025 at 9:00 a.m. Houston time. See the question above titled “Am I entitled to vote at the Annual Meeting?” for more information on voting during the Annual Meeting.
Regardless of whether or not you plan to virtually attend the Annual Meeting, we urge you to vote by proxy to ensure your vote is counted. Even if you have submitted a proxy before the Annual Meeting, you may still virtually attend the Annual Meeting and vote online. In order to virtually attend, you must register in advance at www.cesonlineservices.com/ampy25_vm prior to June 12, 2025 at 9:00 a.m. Houston time. You will also be able to vote your shares electronically at the Annual Meeting. In such case, your previously submitted proxy will be disregarded.
If your shares are held in “street name,” you will receive instructions from the holder of record that you must follow in order for your shares to be voted. Internet and/or telephone voting will also be offered to stockholders owning shares through most banks and brokers.
We provide Internet proxy voting to allow you to vote your shares online, with procedures designed to ensure the authenticity and correctness of your proxy vote instructions. However, please be aware that you must bear any costs associated with your Internet access, such as usage charges from Internet service providers and telephone companies.
Can I change my vote after submitting my proxy?
Yes. You may revoke your proxy in writing at any time before it is exercised at the Annual Meeting.
If you are the record holder of your shares, you may revoke your proxy in any one of three ways:
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You may submit another properly completed proxy with a later date.

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You may send a written notice that you are revoking your proxy to our Corporate Secretary at 500 Dallas Street, Suite 1700, Houston, Texas 77002.

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You may virtually attend the Annual Meeting and vote online. Simply virtually attending the Annual Meeting will not, by itself, revoke your proxy. In order to virtually attend, you must register in advance at www.cesonlineservices.com/ampy25_vm prior to June 12, 2025 at 9:00 a.m. Houston time.

If your shares are held by your broker, bank, dealer or other agent, you should follow the instructions provided by them.
How are votes counted and how many votes are required to approve each proposal?
With respect to Proposal 1, directors will be elected by the affirmative vote of a majority of the shares of Common Stock present virtually or represented by proxy and entitled to vote on the election of directors. You may vote “FOR” a nominee to the Board, “AGAINST” a nominee to the Board or you may “ABSTAIN” from voting with respect to one or more nominees to the Board. Abstentions are considered shares of Common Stock present and entitled to vote and will have the same effect as votes “against” a nominee to the Board.
Each of Proposals 2 and 3 requires the affirmative vote of a majority of the shares of Common Stock present virtually or represented by proxy and entitled to vote on the subject matter of such proposal. You may vote (with respect to Proposal 3, on an advisory basis) “FOR,” “AGAINST” or “ABSTAIN” for each of Proposals 2 and 3. Abstentions are considered shares of Common Stock present and entitled to vote and will have the same effect as votes “against” Proposals 2 and 3.
Abstentions and broker non-votes are counted for purposes of determining whether a quorum is present. Abstentions will have the same effect as votes against Proposals 1, 2 and 3. Broker non-votes will have no effect on the outcome of each of the proposals.
Will my shares be voted if I do not provide my proxy and do not virtually attend the Annual Meeting?
If you are a stockholder of record and you do not vote online at the Annual Meeting or vote by proxy, then your shares will not be voted.

If you hold your shares in “street name,” your broker should ask you how you want your shares to be voted. If you give the broker instructions, your shares will be voted as you direct. If you do not give instructions, one of two things can happen, depending on the type of proposal. For certain “routine” matters, even if you do not give your broker instructions on how to vote your shares, the broker may vote your shares in its discretion. This is a broker discretionary vote. The ratification of the appointment of Deloitte as our independent registered public accounting firm for the fiscal year ending December 31, 2025 (Proposal 2) is considered routine under applicable rules. For matters not considered “routine,” if you do not give your broker instructions on how to vote your shares, the broker will return the proxy card without voting on that proposal. This is a broker non-vote. The proposals to elect directors (Proposal 1) and to approve, on an advisory basis, the Company’s executive compensation (Proposal 3) are not considered routine. As a result, no broker should vote your shares on these proposals without your specific instructions.
Who counts the votes?
We have engaged Sodali & Co., as our independent agent, to receive and tabulate votes at the Annual Meeting. Sodali & Co. will separately tabulate “FOR,” “AGAINST” or “ABSTAIN” votes, abstentions and broker non-votes, as applicable. Sodali & Co. has also been retained to be our election inspector to certify the results, determine the existence of a quorum and the validity of proxies, and perform any other acts required under the Delaware General Corporation Law (the “DGCL”).
What is the quorum requirement?
A quorum of stockholders is necessary to hold a valid meeting. A quorum will be present if the majority of the outstanding shares of the Company entitled to vote generally in the election of directors, represented in person or by proxy, are present at the Annual Meeting.
Your shares will be counted towards the quorum only if you submit a valid proxy vote or vote at the Annual Meeting. Abstentions and broker non-votes will be counted towards the quorum requirement. If there is no quorum, either the chairperson of the Annual Meeting or a majority in voting power of the stockholders entitled to vote at the Annual Meeting, present or represented by proxy, may adjourn the Annual Meeting to another time or place.
Who is paying for this proxy solicitation?
We will bear all costs incurred in the solicitation of proxies, including the preparation, printing and mailing of the Notice of Annual Meeting of Stockholders and this Proxy Statement and the related materials. We have retained Sodali & Co. to aid in the solicitation of proxies, for which we will pay an amount that we estimate will not exceed $25,000, plus expenses. In addition to solicitation by mail, our directors, officers and employees may solicit proxies in person or by telephone, e-mail, facsimile or other means, without additional compensation. We may also reimburse brokers, banks, dealers and other agents for the cost of forwarding proxy materials to beneficial owners.
How can I find out the results of the voting at the Annual Meeting?
Voting results will be announced by the filing of a Current Report on Form 8-K within four business days after the Annual Meeting. If final voting results are unavailable at that time, we will file an amended Current Report on Form 8-K within four business days of the day the final results are available.
When are stockholder proposals due for next year’s annual meeting?
To be considered for inclusion in next year’s proxy materials pursuant to Rule 14a-8 of the Securities Exchange Act of 1934 (the “Exchange Act”), your proposal must be submitted in writing to our Corporate Secretary at 500 Dallas Street, Suite 1700, Houston, Texas 77002 and received by January 23, 2026, unless the Company notifies stockholders otherwise.
Any stockholder of record who desires to submit a proposal, including to nominate candidates for election to the Board, for action at next year’s annual meeting other than pursuant to Rule 14a-8 (a “Non-Rule 14a-8 Proposal”), must give written notice of an intent to make a Non-Rule 14a-8 Proposal to the

Company in writing to our Corporate Secretary at 500 Dallas Street, Suite 1700, Houston, Texas 77002 and received no earlier than the close of business on February 13, 2026 and no later than the close of business on March 13, 2026; provided that, if the date of the 2026 Annual Meeting is more than 30 days before or more than 60 days after June 13, 2026, the deadline is not earlier than the 120th day prior to the date of the 2026 Annual Meeting and not later than the close of business on the 90th day prior to the 2026 Annual Meeting or, if the first public announcement of the date of the 2026 Annual Meeting is less than 100 days prior to the date of the 2026 Annual Meeting, the 10th day following the day on which public announcement of the date of the 2026 Annual Meeting is first made. You are also advised to review our third amended and restated bylaws (“Bylaws”), which contain additional requirements about advance notice of stockholder proposals and director nominations.
Who should I call if I have questions about the annual meeting?
If you have any questions or require assistance with voting your proxy card, or if you need additional copies of the proxy materials, please contact our proxy solicitation firm, Sodali & Co., at
Sodali & Co.
430 Park Avenue
14th Floor
New York, NY 10022
Stockholders Call Toll-Free: (800) 662-5200
Banks, Brokers, Trustees, and Other Nominees Call Collect: (203) 658-9400
E-mail: AMPY@investor.sodali.com

DIRECTORS AND DIRECTOR NOMINEES
Directors
The Board currently is composed of eight members: Deborah G. Adams, James E. Craddock, Clint Coghill, Patrice Douglas, Christopher W. Hamm (Chairman), Vidisha Prasad, Todd R. Snyder and Martyn Willsher. The Board has determined to reduce the size of the Board to five members, effective upon the conclusion of the Annual Meeting.
The Nominating and Governance Committee has recommended, and our Board has nominated, Ms. Adams and Messrs. Coghill, Hamm, Snyder and Willsher for election as directors at the Annual Meeting. Each of Mr. Craddock and Mses. Douglas and Prasad will continue to serve as members of the Board for the remainder of their terms until the Annual Meeting. Our Board thanks Mr. Craddock and Mses. Douglas and Prasad for their distinguished service as directors of the Company.
Director Nominees
After the Annual Meeting, assuming the stockholders elect the nominees of the Board as set forth in “Proposal 1 — Election of Directors”, the members of the Board will be:
Name	Age (as of May 23, 2025)	Position with the Company
Deborah G. Adams	64	Director
Clint Coghill	53	Director (Lead Independent Director)
Christopher W. Hamm	58	Director (Chairman)
Todd R. Snyder	62	Director
Martyn Willsher	47	President & CEO and Director
The Company’s directors serve for a one-year term. Directors may be removed from office either for or without cause upon the affirmative vote of the holders of a majority of the outstanding shares of stock of the Company entitled to vote generally for the election of directors.
Set forth below is biographical information for the nominees. The following includes certain information regarding our directors’ individual experience, qualifications, attributes and skills that led the Board to conclude that they should serve as directors.
Deborah G. Adams has served as a member of Amplify Energy’s Board since April 2022. Ms. Adams has over 35 years of energy industry experience, as a leader with particular focus on health, safety, and sustainability, project management, procurement, and transportation. Prior to retirement, Ms. Adams served as Senior Vice President of Health, Safety, and Environmental, Projects and Procurement at Phillips 66 from June 2014 to October 2016. In this role, Ms. Adams oversaw all regulatory affairs and processes, reported directly to the company’s CEO, and regularly presented to the Phillips 66 Board of Directors. She was responsible for improved safety performance across the entire company along with overseeing a number of new facilities projects worth over a billion dollars, all completed on budget and on time. Prior to this role, Ms. Adams held roles of increasing responsibility, including President Transportation and Chief Procurement Officer, at Phillips 66 and predecessor companies since 1983. Ms. Adams currently serves on the board of directors of MRC Global, where she serves as chair of the board of directors, and previously served on the board of directors of EnLink Midstream, a formerly publicly traded midstream energy services company, from March 2020 to January 2025 and Gulfport Energy (NYSE: GPOR), an oil and gas exploration and production company, from March 2018 to May 2021. She also currently serves on the board of directors of Austin Industries, a privately-held, employee-owned construction company. Ms. Adams previously served her alma mater, Oklahoma State University, as a member of the foundation board of trustees. Ms. Adams also previously served as a member of the Advisory Board for the TriCities Chapter of the National Association of Corporate Directors from May 2021 to May 2025. Ms. Adams holds a Bachelor of Science in Chemical Engineering from Oklahoma State University.

The Board believes Ms. Adams’ extensive leadership experience in the midstream and downstream businesses, procurement and information systems in the oil and natural gas industry and her health, safety and environmental expertise brings significant value to the Board.
Clint Coghill has served as a member and the Lead Independent Director of Amplify Energy’s Board since May 2025. Mr. Coghill brings over 30 years of experience as a successful money manager, software entrepreneur, and philanthropist. Mr. Coghill is the Founder of Backstop Solutions Group, LLC, an industry-leading service company redefining the way firms operate in private markets and reshaping the institutional investment industry. From 2003 to 2021, Mr. Coghill served as Chairman of the Board and Chief Executive Officer of Backstop Solutions Group, LLC from 2013 until its sale to ION Analytics in 2021 where he then was the Head of the Investor Segment until early 2025. Prior to that, he served as President and Chief Investment Officer of Coghill Capital Management, LLC. Mr. Coghill currently serves as the chairman of the board of the Coghill Family Foundation and serves on the board of directors of New Moly, LLC. Mr. Coghill holds a B.A. in Business Administration from the University of Arizona and an M.B.A. from the London Business School.
The Board believes Mr. Coghill’s business background and investment experience brings significant value to the Board.
Christopher W. Hamm has served as Amplify Energy’s Chairman of the Board since January 2021. He previously served as the Lead Director of the Board from April 2020 until his appointment as Chairman, and has served as a member of Amplify Energy’s Board since August 2019. Mr. Hamm previously served as a member of the board of directors of Amplify Energy from its inception in May 2017 until the closing of the merger with Midstates Petroleum Company, Inc. in August 2019. Mr. Hamm has spent the majority of his 34-year career as a founder, CEO, professional investor, advisor and director of both public and private organizations. He is currently Chairman & CEO of Axys Capital, a boutique investment bank, advisor and manager he founded in 2009, and CEO of Axys Data, a fintech company he founded in 2001. Mr. Hamm founded, and was Chairman, CEO and CIO of Memorial Investment Advisors, a registered investment advisor, and Memorial Funds, an institutional multi-fund registered investment company, where he served as Chairman and CEO. Prior to founding his own firms, Mr. Hamm served as Executive Director — Institutional Services at CIBC Oppenheimer, Senior Vice President — Capital Markets at PaineWebber, and Vice President — Taxable Fixed Income at Howard Weil Labouisse & Friederichs.
The Board believes Mr. Hamm’s extensive investment experience and intimate familiarity with the Company brings significant value to the Board.
Todd R. Snyder has served as a member of Amplify Energy’s Board since October 2016. Mr. Snyder is a managing director and global head of the Piper Sandler restructuring group, TRS Advisors since 2017. Prior to joining Piper Sandler, Mr. Snyder was Chief Executive Officer at TRS Advisors. Before that he was executive vice chairman of Rothschild & Co. and co-head of the North American restructuring advisory business. Previously, he was a managing director in the restructuring and reorganization group at Peter J. Solomon Company. Prior to joining Peter J. Solomon Company, Mr. Snyder was a managing director at KPMG Peat Marwick in the corporate recovery group where he was also national director of the corporate recovery practice for government enterprises (regulated and privatizing industries). Prior to his move to investment banking, he practiced law in the business reorganization department of Weil, Gotshal & Manges LLP. Mr. Snyder was a commissioner of the New York State Gaming Commission and a member of New York State’s financial restructuring board for local governments. He previously served as a director of GenCorp Inc., AMC Financial, Inc. and Eco-Stim Energy Solutions. Mr. Snyder currently serves as a trustee for non-profit organizations BRC (Bowery Residents Committee) and Shining Hope for Communities. Mr. Snyder received a B.A. from Wesleyan University and a J.D. from the University of Pennsylvania Law School.
The Board believes that Mr. Snyder’s extensive financial expertise and experience in representing public and private companies in complex financial transactions brings important experience and skill to the Board.
Martyn Willsher has served as Chief Executive Officer of Amplify Energy since January 2021, after having served as interim Chief Executive Officer since April 2020. Mr. Willsher also previously served as Senior Vice President and Chief Financial Officer of Amplify Energy from April 2018 to January 2021. From

May 2017 to April 2018, Mr. Willsher served as Amplify Energy’s Vice President and Treasurer. He also served as Treasurer of Memorial Production Partners GP, LLC, Amplify Energy’s predecessor, from July 2014 to May 2017, and as Director of Strategic Planning for Memorial Resource Development LLC, an affiliate of the predecessor of Amplify Energy, from March 2012 to June 2014. Prior to that, he served as Manager, Financial Analysis of AGL Resources from September 2009 to March 2012, and as Director — Upstream Oil & Gas A&D of Constellation Energy from August 2006 to March 2009. Prior to that, he served in various business development and financial analysis roles at JM Huber Corp., FTI Consulting and PricewaterhouseCoopers LLP. Mr. Willsher received his Master of Business Administration from The University of Texas at Austin and his Bachelor of Business Administration in Finance from Texas A&M University.
The Board believes Mr. Willsher’s extensive experience in the oil and natural gas industry and intimate familiarity with the Company brings significant value to the Board.

EXECUTIVE OFFICERS
The following individuals serve as our executive officers as of the date of this Proxy Statement. Officers serve at the discretion of the Board.
Name	Age (as of May 23, 2025)	Position with the Company
Eric Dulany	49	Vice President and Chief Accounting Officer
Daniel Furbee	42	Senior Vice President and Chief Operating Officer
Tony Lopez	44	Senior Vice President, Engineering and Exploitation
Eric M. Willis	46	Senior Vice President, General Counsel and Corporate Secretary
James Frew	47	Senior Vice President and Chief Financial Officer
Martyn Willsher	47	President and Chief Executive Officer
Set forth below is biographical information for our executive officers.
Eric Dulany has served as Vice President and Chief Accounting Officer of Amplify Energy since May 2021. Prior to joining Amplify, Mr. Dulany served in accounting leadership roles at public companies, including at W&T Offshore, Inc. from January 2019 to March 2021, and Energy XXI Gulf Coast, Inc., Freeport McMoRan Oil and Gas LLC and Endeavour International, Inc. Mr. Dulany began his career in public accounting, having spent two years as the National Energy Practice Leader at BKD, LLP from September 2012 to September 2014 and 12 years at PricewaterhouseCoopers LLP in their Houston and London (UK) audit practices from September 2000 to August 2012. Mr. Dulany graduated from Houston Baptist University with a Bachelor of Business Administration degree in Accounting and Business Administration. He has been a CPA in the State of Texas since 2003 and is a member of the AICPA and the Texas Society of CPAs.
James Frew has served as Senior Vice President and Chief Financial Officer of Amplify Energy since April 2023. Prior to joining Amplify, Mr. Frew was a partner at Sentinel Petroleum from March 2022 to April 2023. Previously, Mr. Frew served as Executive Vice President and Chief Financial Officer of Riviera Resources, Inc. from August 2018 to October 2020, and as Linn Energy’s Vice President of Marketing and Midstream from May 2014 to August 2018 and Director of Business Development, Strategy and Planning from May 2011 to May 2014. From August 2002 to May 2011, Mr. Frew held several roles in the Natural Resources division of the J.M. Huber Corporation. Mr. Frew started his career as a management consultant at the Parthenon Group. Mr. Frew holds a Bachelor of Arts in Economics and Political Science from Williams College.
Daniel Furbee has served as Senior Vice President and Chief Operating Officer of Amplify Energy since March 2023. Prior to joining Amplify, Mr. Furbee served as a partner at Sentinel Petroleum from February 2022 to March 2023, as an independent advisor for various companies from January 2021 to January 2022, as the Executive Vice President and Chief Operating Officer of Riviera Resources, Inc. from August 2018 to December 2020, as Linn Energy Inc.’s Vice President of Asset and Business Development from March 2018 to August 2018 and as Vice President of Business Development and Asset Development for Sanchez Energy Corporation from September 2013 to February 2018. From 2005 to August 2013, Mr. Furbee served in various engineering roles of increasing responsibilities at Linn Energy, LLC. Mr. Furbee holds a Bachelor of Science in Petroleum Engineering from Marietta College and a Master of Business Administration from the University of Houston.
Tony Lopez has served as Senior Vice President, Engineering and Exploitation of Amplify Energy since August 2019. Mr. Lopez previously served as Vice President, Corporate Reserves from June 2018 until the closing of the merger with Midstates Petroleum Company, Inc. Prior to joining Amplify, Mr. Lopez previously served as Vice President of Acquisitions and Engineering for EnerVest, Ltd. from April 2014 to June 2018, where he managed the corporate reserve reporting process and the financial planning & analysis department. From 2004 to 2018, Mr. Lopez worked for EnerVest, Ltd. where he held numerous engineering positions of increasing responsibility. Mr. Lopez has over 20 years of industry experience. Mr. Lopez holds a Bachelor of Science in Petroleum and Natural Gas Engineering from West Virginia University and is an active member of the Society of Petroleum Engineers and the American Association of Petroleum Geologists.

Eric M. Willis has served as Senior Vice President, General Counsel and Corporate Secretary of Amplify Energy since August 2019. Mr. Willis previously served as Vice President and General Counsel of Amplify Energy from December 2017 to August 2019. From April 2015 to December 2017, Mr. Willis was a partner in the capital markets practice group at Kirkland & Ellis LLP in Houston, Texas, representing oil and gas clients. Prior to joining Kirkland & Ellis, he practiced corporate and securities law from September 2008 to April 2015 at Latham & Watkins LLP in Houston, Texas and Orange County, California. Mr. Willis holds a Juris Doctorate from The University of Texas at Austin School of Law and Bachelor of Science in Chemistry from the United States Military Academy.
Martyn Willsher has served as Chief Executive Officer of Amplify Energy since January 2021, after having served as interim Chief Executive Officer since April 2020. Mr. Willsher also previously served as Senior Vice President and Chief Financial Officer of Amplify Energy from April 2018 to January 2021. From May 2017 to April 2018, Mr. Willsher served as Amplify Energy’s Vice President and Treasurer. He also served as Treasurer of Memorial Production Partners GP, LLC, Amplify Energy’s predecessor, from July 2014 to May 2017, and as Director of Strategic Planning for Memorial Resource Development LLC, an affiliate of the predecessor of Amplify Energy, from March 2012 to June 2014. Prior to that, he served as Manager, Financial Analysis of AGL Resources from September 2009 to March 2012, and as Director — Upstream Oil & Gas A&D of Constellation Energy from August 2006 to March 2009. Prior to that, he served in various business development and financial analysis roles at JM Huber Corp., FTI Consulting and PricewaterhouseCoopers LLP. Mr. Willsher received his Master of Business Administration from The University of Texas at Austin and his Bachelor of Business Administration in Finance from Texas A&M University.

CORPORATE GOVERNANCE MATTERS
Corporate Governance Guidelines
The Board believes that sound governance practices and policies provide an important framework to assist it in fulfilling its duty to stockholders. The Company’s Corporate Governance Guidelines cover the following principal subjects:
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role and functions of the Board and its Chairman;

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qualifications and independence of directors;

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size of the Board and director selection process;

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committee functions and independence of committee members;

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meetings of non-employee directors;

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self-evaluation;

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ethics and conflicts of interest (a copy of the current “Code of Business Conduct and Ethics” is posted on the Company’s website at www.amplifyenergy.com);

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compensation of the Board;

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succession planning;

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access to senior management and to independent advisors;

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new director orientation; and

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continuing education.

The “Corporate Governance Guidelines” are posted on the Company’s website at www.amplifyenergy.com. The Corporate Governance Guidelines will be reviewed periodically and as necessary by the Company’s Nominating and Governance Committee, and any proposed additions to or amendments of the Corporate Governance Guidelines will be presented to the Board for its review, consideration, and approval. The New York Stock Exchange (the “NYSE”) has adopted rules that require listed companies to adopt governance guidelines covering certain matters. The Company believes that the Corporate Governance Guidelines comply with the NYSE rules.
Board Leadership
Leadership of the Board is vested in a Chairman of the Board. Christopher W. Hamm has served as the Chairman of the Board the Company since January 19, 2021.
As stated in our Corporate Governance Guidelines, the Board believes that whether to have the same person occupy the offices of Chairman of the Board and Chief Executive Officer should be decided by the Board, from time to time, in its business judgment after considering relevant circumstances. Our Board presently believes that having a separate Chairman and CEO provides the best Board leadership structure for the Company and its present needs.
Additionally, pursuant to our Corporate Governance Guidelines and upon the recommendation of the Nominating and Governance Committee, the directors determined that it is optimal for the Board to have a “Lead Independent Director” to preside over the meetings of the nonmanagement directors in executive session (i) where the Chairman of the Board is not an independent director or (ii) where the Chairman of the Board is independent but is not present. Mr. Coghill was appointed as the Lead Independent Director by the Board on May 16, 2025.
Our current Board structure, together with our other corporate governance practices, provides strong independent oversight of management, while ensuring clear strategic alignment throughout the Company. The Board also recognizes that one of its key responsibilities is to evaluate and determine its optimal leadership structure so as to provide independent oversight of management. The Board understands that the optimal

Board leadership structure may vary as circumstances warrant. Consistent with this understanding, non-employee directors consider the Board’s leadership structure on an annual basis.
Director Independence
The Company’s standards for determining director independence require the assessment of directors’ independence each year. A director cannot be considered independent unless the Board affirmatively determines that he or she does not have any relationship with management or the Company that may interfere with the exercise of his or her independent judgment, including any of the relationships that would disqualify the director from being independent under the rules of the NYSE.
The Board has assessed the independence of each non-employee director under the Company’s guidelines and the independence standards of the NYSE. The Board affirmatively determined that Messrs. Craddock, Coghill, Hamm, and Snyder and Mses. Adams, Douglas and Prasad are independent. For purposes of evaluating Mr. Coghill’s independence, the Board took into consideration the Cooperation Agreement, which is defined and more fully described below under “— Cooperation Agreement.”
In connection with its assessment of the independence of each non-employee director, the Board also determined that (i) Mr. Snyder and Mses. Douglas and Prasad are independent, as defined in Section 10A of the Exchange Act, and under the standards set forth by the NYSE applicable to members of the Audit Committee and (ii) Messrs. Craddock, Coghill and Snyder and Ms. Adams are independent under the standards set forth by the NYSE applicable to members of the Compensation Committee of the Board (the “Compensation Committee”).
Board Refreshment, Diversity and Inclusion
Our Board is committed to maintaining an effective framework for the functioning of the Board and its committees. Although the Board has not established a formal diversity policy, the Board believes that a variety of viewpoints is important and enhances the effectiveness of the Board in its oversight role. The Board will assess, on an annual basis, the skills and characteristics that candidates for election to the Board should possess, as well as the composition of the Board as a whole. This assessment will include the qualifications under applicable independence standards and other standards applicable to the Board and its committees, as well as consideration of background, experience, character, potential conflicts of interest, business acumen, skills and other factors the Board deems relevant in the context of the needs of the Board. Further, the Board does not discriminate based on race, color, religion, gender, ancestry or national origin.
Since the beginning of 2022, our Board has undergone significant change as part of a conscious effort to refresh the Board and augment its composition with a wide range of complementary skills and experiences to ensure that it is positioned to effectively oversee the execution of the Company’s strategy and manage its risks and opportunities. We believe that our Board consists of a group of highly qualified leaders and represents an appropriate mix of backgrounds and perspectives that we believe enhances the quality of the Board’s deliberation. The graphics below illustrate the diversity of our Board following the Annual Meeting with respect to age and tenure:
Director Age (Average: 56.8 Years)	Director Tenure (Average: 4.2 Years)

Financial Literacy of Audit Committee and Designation of Financial Experts
The Board evaluates each of the members of the Audit Committee for financial literacy and the attributes of a financial expert at least annually, and most recently in May 2025. The Board determined that each of the Audit Committee members is financially literate and that independent director Mr. Snyder is an audit committee financial expert as defined by the SEC.
Cooperation Agreement
On May 16, 2025, the Company entered into a Cooperation Agreement (the “Cooperation Agreement”) with Mr. Clint Coghill, Stoney Lonesome HF LP (“SL HF”) and The Drake Helix Holdings, LLC (together with Mr. Coghill and SL HF, the “Investor Parties”) regarding the composition of the Board and related matters.
Pursuant to the Cooperation Agreement, the Company agreed to, among other things: (i) appoint Mr. Coghill to the Board as an independent director, effective as of May 16, 2025, for an initial term expiring at the Annual Meeting; (ii) include Mr. Coghill on the Company’s slate of director nominees for election at the Annual Meeting and recommend that the Company’s stockholders vote in favor of Mr. Coghill’s election at the Annual Meeting; (iii) appoint Mr. Coghill as Lead Independent Director of the Board; and (iv) appoint Mr. Coghill to the Compensation Committee.
Under the terms of the Cooperation Agreement, the Investor Parties agreed to certain voting and standstill provisions (subject to certain customary carveouts) that generally remain in place until the earlier of (i) 30 days prior to the director nomination deadline for the 2026 Annual Meeting pursuant to the Bylaws and (ii) the date that is 120 days prior to the first anniversary of the Annual Meeting.
Oversight of Risk Management
Except as discussed below, the Board as a whole oversees the Company’s assessment of major risks and the measures taken to manage such risks. For example, the Board:
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oversees management of the Company’s commodity price risk through regular review with executive management of the Company’s derivatives strategy, and the oversight of the Company’s policy that limits the Company’s authority to enter into derivative commodity price instruments to a specified level of production, above which management must seek Board approval;

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establishes specific dollar limits on the commitment authority of members of senior management and requires Board approval of expenditures exceeding that authority and of other material contracts and transactions; and

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reviews management’s capital spending plans, approves the Company’s capital budget and requires that management present for Board review significant departures from those plans.

The Audit Committee is responsible for overseeing the Company’s assessment and management of financial reporting and internal control risks, as well as other financial risks, such as the credit risks associated with counterparty exposure. Management and the Company’s independent registered public accountants report regularly to the Audit Committee on those subjects. The Board does not consider its role in oversight of the Company’s risk management function to be relevant to its choice of leadership structure.
Further, the Nominating and Governance Committee has primary responsibility for oversight of the Company’s initiatives, policies and performance regarding risk management matters, including information security, cybersecurity, business continuity and data protection and privacy.
Attendance at Annual Meetings
The Board encourages all directors to attend the annual meetings of stockholders, if practicable. All of our directors then in office attended our 2024 Annual Meeting of Stockholders. We anticipate that all of our directors will attend the Annual Meeting.

Board Performance Evaluations
Our Board conducts an annual self-evaluation to determine whether the Board and its committees are functioning effectively. The Nominating and Governance Committee leads the Board in its annual self-evaluations, which includes determining the nature of the evaluation and overseeing the conduct of the evaluation as well as sharing the results of the evaluation with the full Board for further discussion. In conducting the self-evaluation process, the Board identifies areas of focus with respect to the Board and its committees, including opportunities to enhance the Board’s composition and improve its effectiveness.
Insider Trading Policy
We have adopted an Insider Trading Policy (the “Insider Trading Policy”) governing the purchase, sale and/or other dispositions of our securities by our directors, officers and employees and by us that is reasonably designed to promote compliance with insider trading laws, rules, and regulations, and the listing standards of the NYSE. A copy of the Insider Trading Policy is filed as an exhibit to the 2024 Annual Report.
Anti-Hedging and Anti-Pledging
Our Insider Trading Policy prohibits our employees and non-employee directors from hedging or pledging our equity securities. Specifically, the Insider Trading Policy prohibits our employees and non-employee directors from engaging in any speculative transactions involving our equity securities, including buying and selling prepaid variable forward contracts, equity swaps, collars, puts, calls or other derivative securities that are designed to hedge or speculate on changes in the market value of equity securities of the Company. The Insider Trading Policy also prohibits our employees and non-employee directors from holding equity securities of the Company in a margin account or pledging equity securities of the Company as collateral for a loan or other type of financial transaction. Any such activity would require the approval and authorization of either the Chief Compliance Officer or General Counsel.
Share Ownership Guidelines
Our share ownership guidelines are intended to further align the interests of our non-employee directors and executive officers with the interests of our stockholders. Under this policy, our executive officers and non-employee directors must hold shares of our Common Stock equal to a multiple, based upon position, of their base salary or annual cash retainer, as applicable. The multiples applicable to our executive officers and non-employee directors are as follows:
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Chief Executive Officer, three-times base salary;

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Senior Vice Presidents, two-times base salary; and

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Non-employee directors, four-times annual cash retainer.

Executive officers and non-employee directors have five years from the date of adoption of the guidelines or the date of appointment to the covered position to achieve compliance with the policy. Further, until guidelines are met, each non-employee director shall retain a minimum of 60% of the cumulative shares granted to him or her pursuant to any equity incentive plan of the Company for so long as he or she is a covered person under the guidelines. As of the date of this report, subject to the transition period described above, all officers and non-employee directors are in compliance with the policy or are expected to be in compliance with the policy.
Stockholder Communications with the Board
Should stockholders wish to communicate with the Board or any specified individual directors, such correspondence should be sent to the attention of the Corporate Secretary at 500 Dallas Street, Suite 1700, Houston, Texas 77002. The mailing envelope must contain a clear notation indicating that the enclosed letter is an “AMPY Stockholder-Board Communication” or “AMPY Stockholder-Director Communication.” All such letters must identify the author as a stockholder and clearly state whether the intended recipients are all members of the Board or certain specified individual directors. The Company’s General Counsel will review each communication received from stockholders and other interested parties and will forward the communication, as expeditiously as reasonably practicable, to the addressees if: (i) the communication complies with the requirements of any applicable policy adopted by the Board relating to the subject matter of the communication and (ii) the communication falls within the scope of matters generally considered by the Board. If the subject matter of a communication relates to matters that have been delegated by the Board to a committee or to an executive officer of the Company, then the Company’s General Counsel may forward the communication to the executive officer or chairman of the committee to which the matter has been delegated. If requested, any questions or comments will be kept confidential to the extent reasonably possible. The acceptance and forwarding of communications to the members of the Board or an executive officer does not imply or create any fiduciary duty of the Board members or executive officer to the person submitting the communications.
Compensation Committee Interlocks and Insider Participation
No member of our Compensation Committee is presently or has been an officer or employee of the Company. In addition, during the last fiscal year, no executive officer served as a member of the board or the compensation committee (or other board committee performing similar functions or, in the absence of any such committee, the entire board) of any entity in which a Board member is an executive officer.

MEETINGS AND COMMITTEES OF THE BOARD
Meetings of the Board
In 2024, the Board held 9 meetings. All of the directors as of December 31, 2024 attended at least 75% of such aggregate meetings of the Board and any committees on which they served occurring during 2024.
The non-management directors meet regularly in executive sessions without management participation. The directors meeting in such executive sessions do not constitute a committee of the Board and thus do not take action at such sessions; however, the participating directors may make recommendations for consideration by the full Board. The director who presides at these meetings will be the Chairman of the Board (if such person is an independent director), or in the Chairman’s absence or if the Chairman is not an independent director, by the Lead Independent Director, who shall have been selected and recommended to the Board by the Nominating and Governance Committee. See “Corporate Governance Matters — Board Leadership” for more information regarding the Company’s current Chairman and Lead Independent Director.
Committees of the Board
The Board has three standing committees: the Audit Committee, the Compensation Committee and the Nominating and Governance Committee.
Audit Committee
The current members of the Audit Committee are Mr. Snyder (Chair) and Mses. Douglas and Prasad. Mses. Douglas and Prasad will serve as members of the Audit Committee for the remainder of their terms until the Annual Meeting. The Audit Committee held 4 meetings during 2024.
Following the Annual Meeting, the Company expects the members of the Audit Committee to be Messrs. Snyder (Chair) and Hamm and Ms. Adams.
The Audit Committee assists the Board by overseeing responsibilities regarding the integrity of the Company’s financial statements, the Company’s compliance with legal and regulatory requirements, the qualifications, independence and performance of the Company’s independent registered public accounting firm and the effectiveness and performance of the Company’s internal audit function.
Additional information regarding the functions performed by the Audit Committee and its membership is set forth in the “Report of the Audit Committee of the Board” section included herein and also in the “Audit Committee Charter,” which is posted on the Company’s website at www.amplifyenergy.com/investor-relations/corporate-governance/governance-documents/default.aspx.
Compensation Committee
The current members of the Compensation Committee are Messrs. Craddock (Chair), Coghill and Snyder and Ms. Adams. Mr. Craddock will serve as a member of the Compensation Committee for the remainder of his term until the Annual Meeting. The Compensation Committee held 5 meetings during 2024.
Following the Annual Meeting, the Company expects the members of the Compensation Committee to be Messrs. Hamm (Chair), Coghill and Snyder and Ms. Adams.
Responsibilities of the Compensation Committee, which are discussed in detail in the “Compensation Committee Charter” that is posted on the Company’s website at www.amplifyenergy.com/investor-relations/corporate-governance/governance-documents/default.aspx, include, among other duties:
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periodic review of the compensation, employee benefit plans and fringe benefits paid to, or provided for, executive officers of the Company;

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approval of the annual salaries, bonuses and share-based awards paid to the Company’s executive officers;

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periodic review and recommendation to the full Board of the total compensation for each non-employee director for services as a member of the Board and its committees; and

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oversight of all matters of executive compensation policy.

The Compensation Committee is delegated all authority of the Board as may be required or advisable to fulfill the purposes of the Compensation Committee. The Compensation Committee may form and delegate some or all of its authority to subcommittees when it deems appropriate. Meetings may, at the discretion of the Compensation Committee, include members of the Company’s management, other members of the Board, consultants or advisors, and such other persons as the Compensation Committee or its chairperson may determine in an informational or advisory capacity.
Our Chief Executive Officer annually reviews the competitive pay, position and performance of each member of senior management other than himself, taking into consideration third-party compensation survey data and other input from the Compensation Committee’s independent compensation consultant. Our Chief Executive Officer’s conclusions and recommendations, including those for base salary adjustments and award amounts for the current year and target annual award amounts for the next year under our bonus plan, are presented to the Compensation Committee. The Compensation Committee makes all compensation decisions and approves all share-based awards for our NEOs and other officers at or above the senior vice president level. The Compensation Committee may exercise its discretion in modifying any compensation adjustment or awards to any executive officer, including reducing or increasing the payment amount for one or more components of such awards.
Our Board annually considers the performance of our Chief Executive Officer. The Compensation Committee determines all components of our Chief Executive Officer’s compensation and meets outside the presence of all of our executive officers to consider appropriate compensation for our Chief Executive Officer.
Additional information regarding the functions performed by the Compensation Committee and its membership is set forth in the “Compensation Committee Charter,” which is posted on the Company’s website at www.amplifyenergy.com/investor-relations/corporate-governance/governance-documents/default.aspx.
Nominating and Governance Committee
The current members of the Nominating and Governance Committee are Mses. Adams (Chair), Douglas and Prasad and Mr. Craddock. Mses. Douglas and Prasad and Mr. Craddock will serve as members of the Nominating and Governance Committee for the remainder of their terms until the Annual Meeting. The Nominating and Governance Committee held 4 meetings during 2024.
Following the Annual Meeting, the Company expects the members of the Nominating and Governance Committee to be Ms. Adams (Chair) and Messrs. Hamm and Snyder.
The Nominating and Governance Committee assists the Board in evaluating potential new members of the Board, recommending committee members and structure, and advising the Board about corporate governance practices, including environmental, social and governance, environmental, health and safety and risk management matters.
The Nominating and Governance Committee has several methods of identifying Board candidates. First, the committee considers and evaluates whether or not the existing directors whose terms are expiring remain appropriate candidates for the Board. Second, the committee requests from time to time that its members and the other Board members identify possible candidates. Third, the committee has the authority to retain one or more search firms to aid in its search. The search firm assists the Board in identifying potential Board candidates, interviewing those candidates and conducting investigations relative to their background and qualifications.
Additional information regarding the functions performed by the Nominating and Governance Committee is set forth in the “Nominating and Governance Committee Charter,” which is posted on the Company’s website at www.amplifyenergy.com/investor-relations/corporate-governance/governance-documents/default.aspx.

SUSTAINABILITY
We believe that it is of the utmost importance to conduct our business in a way that is consistent with our reputation of operating in a responsible and ethical manner that will serve to protect our employees and contractors, and the environments in which we operate, while supporting the communities in which we live and work. Consistent with this mission, the Board and specifically the Nominating and Governance Committee, along with management, oversees the Company’s environmental, social and governance initiatives with a focus on long-term, sustainable investments in our operations, team member development, and protecting the environment in the best interests of all of our stakeholders. The Board is also committed to effective and sustainable corporate governance, which we believe strengthens Board and management accountability, promotes the long-term interests of our stockholders, and helps build public trust in our Company. We seek to continuously evaluate the business to identify risks and opportunities, including risk associated with climate change and current and potential related regulations. Our commitment to sustainability is outlined in our Sustainability Report, which we published in November 2024. In the creation of our Sustainability Report, we considered various frameworks, including the Sustainability Accounting Standards Board’s Oil and Gas and Exploration and Production Sustainability Accounting Standards, the Global Sustainability Standards Board’s Global Reporting Initiative and associated Oil & Gas Sector Standards, and the United Nations Sustainable Development Goals. Information included in our Sustainability Report is not incorporated by reference into this Proxy Statement or any of our other filings with the SEC or considered to be part of this document.
Below are additional highlights of our sustainability program.
Environmental
Greenhouse Gas Emissions
We look for opportunities to reduce direct greenhouse gas (“GHG”) emissions associated with our operations. We report total Scope 1 emissions resulting from our operations to the U.S. Environmental Protection Agency and other agencies consistent with regulatory requirements. We seek to limit and reduce GHG emissions throughout the development and production lifecycle, primarily by focusing on operational efficiencies and innovative technologies.
Water Management & Biodiversity Impacts
We seek to reduce our environmental impact on local water supplies by focusing on proper sourcing, recycling, reuse and safe disposal of water throughout our operations. We also look for ways to reduce our water use by adopting best practices and utilizing advancing technologies in connection with our drilling, completion and production operations and by prioritizing water recycling where feasible. The Company has no operations in areas with High or Extremely High Baseline Water Stress as classified by the World Resource Institute’s Water Risk Atlas tool (i.e., Aqueduct). The substantial majority of the water used in our onshore operations is produced saltwater. Water that is produced in our operations is processed and treated according to strict EPA regulations before it is injected back into the producing reservoirs to maintain pressure.
We monitor and identify trends in oil spills and produced water, and we look to mitigate and reinforce prevention with employees and contractors. We track, record, and determine the cause of spills, maintain spill prevention plans, employ routine inspections and maintenance by trained personnel to verify that controls are functioning properly, and require annual training for our operations personnel to review the requirements of the plan and personnel responsibilities.
Human Capital
Safety
Safety is our highest priority, and we are dedicated to the wellbeing of our employees, contractors, business partners, stakeholders and the environment. We promote safety with a robust health and safety program, which includes employee orientation and training, contractor management, risk assessment, hazard identification and mitigation, audits, incident reporting and investigation, and corrective and preventative action development.
In addition, we employ environmental, health and safety personnel at each of our asset locations, who provide in-person safety training and regular safety meetings. We also utilize learning management software to provide safety training on a variety of topics, and we contract with third-party technical experts to facilitate training on specialized topics that are unique to each of our areas of operation.
It is our policy to provide our employees with a safe and healthy workplace and to follow procedures aimed at safeguarding employees. We believe accident prevention and efficiency in production run hand-in-hand. Our internal Stop Work Authority empowers employees to pause operations so that an observed potential hazard can be eliminated or mitigated.
We are committed to maintaining a safe and healthy work environment by complying with state and federal regulations concerning the health and safety of our employees. Our employees are expected to demonstrate a cooperative spirit by working together to help us in this effort. As such, every employee is directly responsible for the proper care and use of Amplify property and equipment placed in their charge, either temporarily or on a regular basis.
Compensation
We operate in a highly competitive environment and have designed our compensation program to attract, retain and motivate talented and experienced individuals. Our compensation philosophy is designed to align the interests of our workforce with those of our stakeholders and to reward them for achieving the Company’s business and strategic objectives and driving shareholder value. We consider competitive market compensation paid by our peers and other companies comparable to us in size, geographic location and operations in order to ensure our compensation remains competitive and fulfills our goal of recruiting and retaining talented employees.
Training and Development
We are committed to the training and development of our employees. Employees are regularly provided training opportunities to develop skills in leadership, safety, and technical acumen, which bolsters our efforts in conducting business in a safe manner and with high ethical standards. Further, we believe that supporting our employees in achieving their career and development goals is a key element of our approach to attracting and retaining top talent. We encourage our employees to advance their knowledge and skills and to network with other professionals in order to pursue career advancement and potential future opportunities with the Company. Our employees are able to attend training seminars and off-site workshops or to join professional associations that will enable them to remain up to date on the latest changes and best practices in their respective fields.
Diversity and Inclusion
We are committed to supporting a diverse and inclusive workplace and career development opportunities to attract and retain talented employees. As of December 31, 2024 approximately 15% of our total workforce self-identified as a racial or ethnic minority and approximately 16% self-identified as female. As of the same date, approximately 32% of the employees located in our corporate headquarters self-identified as a racial or ethnic minority and approximately 48% self-identified as female. We believe that a diverse and inclusive workforce provides the opportunity to obtain unique perspectives, experiences, ideas, and solutions to help our business succeed. It is our policy to prohibit discrimination and harassment of any type and afford equal employment opportunities to employees and applicants without regard to race, color, religion, sex, national origin, age, disability, genetic information, veteran status, or any other basis protected by federal, state or local law. Further, it is our policy to forbid retaliation against any individual who reports, claims, or makes a charge of discrimination or harassment, fraud, unethical conduct, or a violation of our Company policies. To sustain and promote an inclusive culture, we maintain a robust compliance program rooted in our Code of Business Conduct and Ethics and other Company policies, which provide policies and guidance on non-discrimination, anti-harassment, and equal employment opportunities. We require all employees to complete periodic training sessions on various aspects of our corporate policies through an annual acknowledgment and certification process.
Health and Wellness
We support our employees and their families by offering a robust package of health and welfare benefits, medical, dental, and vision insurance plans for employees and their families, life insurance and long-term disability plans, paid time off for holidays, vacation, sick leave, and other personal leave, and health and dependent care savings accounts. We also provide our employees with a 401(k) plan that includes a competitive company match, and employees have access to a variety of resources and services to help them plan for retirement. In addition to these programs, we have several other programs designed to further promote the health and wellness of our employees, including, among others, an employee assistance program that offers counseling and referral services for a broad range of personal and family situations.
We believe the success of our business is fundamentally connected to the safety and well-being of our employees. Our focus remains on providing a safe office environment for our employees while allowing for remote work, hybrid work and flexible work schedules in certain circumstances. With the support of the varying work arrangements and a geographically dispersed workforce, we continue to develop ways to best support our people.
Corporate Governance Highlights
Our Board continuously evaluates its corporate governance practices and seeks to maintain a governance structure that serves the interests of the Company and its stockholders. Below are some of the practices we observe that we believe demonstrate our commitment to strong and effective governance. Such statistics represent the composition of our Board after the Annual Meeting.
Board Refreshment and Independence
All members of our Board, other than our CEO, are independent
Independent Board Chair, separate from the CEO
Independent Lead Director, separate from the CEO and the Board Chair
Independent committee chairs, with all committee members independent
Average director tenure of approximately 4.2 years
Stockholder Rights and Accountability Features
Majority vote standard for director nominees in uncontested elections
Declassified Board, with all directors standing for election annually
Stockholders have the ability to take action by written consent and call special meetings

Clawback policy compliant with the SEC’s and NYSE’s adopted final rules that applies in the event that the Company is required to prepare an accounting restatement of its financial statements due to the Company’s material noncompliance with any financial reporting requirement under applicable securities laws

Stock ownership guidelines for our directors and executive officers
Insider trading policy prohibiting hedging and pledging by directors and executive officers

REPORT OF THE AUDIT COMMITTEE OF THE BOARD
The material in this report is not “soliciting material,” is not deemed “filed” with the Securities and Exchange Commission (the “SEC”), and is not to be incorporated by reference into any filing of Amplify Energy Corp. (the “Company”) under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended.
The primary purpose of the Audit Committee (the “Audit Committee”) of the Board of Directors of the Company (the “Board”) is to oversee the Company’s financial reporting processes on behalf of the Board. The Audit Committee’s functions are more fully described in its charter, which is available on the Company’s website at http://www.amplifyenergy.com. Management has the primary responsibility for the Company’s financial statements and reporting processes, including its systems of internal controls. In fulfilling its oversight responsibilities, the Audit Committee reviewed and discussed with management the Company’s audited financial statements as of and for the year ended December 31, 2024.
The Audit Committee discussed with Deloitte & Touche LLP, the Company’s independent registered public accounting firm, the matters required to be discussed by Auditing Standard No. 16 as adopted by the Public Company Accounting Oversight Board (the “PCAOB”) in Rule 3200T. In addition, the Audit Committee discussed with Deloitte & Touche LLP their independence and received from Deloitte & Touche LLP the written disclosures and the letter required by Ethics and Independence Rule 3526 of the PCAOB. Finally, the Audit Committee discussed with Deloitte & Touche LLP, with and without management present, the scope and results of Deloitte & Touche LLP’s audit of such financial statements.
Based on these reviews and discussions, the Audit Committee recommended to the Board that such audited financial statements be included in the Company’s 2024 Annual Report on Form 10-K, as amended, for filing with the SEC.
The Audit Committee of Amplify Energy Corp.
Todd R. Snyder, Chair Patrice Douglas Vidisha Prasad

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS
In the ordinary course of the Company’s business, the Company purchases products or services from, or engages in other transactions with, various third parties. Occasionally, these transactions may involve entities that are affiliated with one or more members of the Board.
Procedures for Approval of Related Party Transactions
We maintain a policy for approval of related party transactions. A “Related Party Transaction” is a transaction, arrangement or relationship in which we or any of our subsidiaries was, is or will be a participant, the amount of which involved exceeds $120,000, and in which any related person had, has or will have a direct or indirect material interest. A “Related Person” means:
•
any person who is, or at any time during the applicable period was, one of our executive officers or one of our directors;

•
any person who is known by us to be the beneficial owner of more than 5% of our Common Stock;

•
any immediate family member of any of the foregoing persons, which means any child, stepchild, parent, stepparent, spouse, sibling, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law or sister-in-law of a director, executive officer or a beneficial owner of more than 5% of our Common Stock, and any person (other than a tenant or employee) sharing the household of such director, executive officer or beneficial owner of more than 5% of our Common Stock; and

•
any firm, corporation or other entity in which any of the foregoing persons is a partner or principal or in a similar position or in which such person has a 10% or greater beneficial ownership interest.

The Audit Committee is charged with reviewing the material facts of all related person transactions and either approving or disapproving of the Company’s participation in such transactions under the Company’s written Related Persons Transaction Policy, which pre-approves or ratifies (as applicable) certain related person transactions, including:
•
any employment by the Company of an executive officer if his or her compensation is required to be reported in the Company’s proxy statement under Item 402;

•
director compensation that is required to be reported in the Company’s proxy statement under Item 402;

•
any transaction with another company or which a Related Person’s relationship is an employee (other than an executive officer), director or beneficial owner of less than 10% of that company’s shares if the aggregate amount involved for any particular service does not exceed the greater of $500,000 or 25% of that company’s total annual revenues; and

•
charitable contribution, grant or endowment by the Company to a charitable organization, foundation or university at which a Related Person’s only relationship is as an employee (other than an executive officer) or a director if the aggregate amount involved does not exceed the lesser of $200,000 or 10% of the charitable organization’s total annual receipts.

In determining whether to approve or disapprove entry into a Related Party Transaction, the Audit Committee shall take into account, among other factors, the following: (i) whether the Related Party Transaction is on terms no less favorable than terms generally available to an unaffiliated third party under the same or similar circumstances, (ii) the extent of the Related Person’s interest in the transaction, (iii) whether the Related Party Transaction was undertaken in the ordinary course of business of the Company, (iv) the availability of other sources of comparable products or services, (v) whether the Related Party Transaction was initiated by the Company or the Related Person, (vi) the purpose of, and the potential benefits to the Company of the Related Party Transaction, (vii) the approximate dollar value of the amount involved in the Related Party Transaction particularly as it related to the Related Person and (viii) whether the Related Party Transaction is material to the Company. Further, the policy requires that all Related Party Transactions required to be disclosed in the Company’s filings with the SEC be so disclosed in accordance with applicable laws, rules and regulations.

Since January 1, 2024, there has not been any transaction or series of similar transactions to which the Company was or is a party in which the amount involved exceeded or exceeds $120,000 and in which any of the Company’s directors, executive officers, holders of more than 5% of any class of its voting securities, or any member of the immediate family of any of the foregoing persons, had or will have a direct or indirect material interest, other than compensation arrangements with directors and executive officers, which are described in the sections entitled “Executive Compensation” and “Director Compensation.”
Indemnification of Officers and Directors
Section 145 of the DGCL authorizes a court to award, or a corporation’s board of directors to grant, indemnity to directors and officers in terms sufficiently broad to permit such indemnification under certain circumstances for liabilities, including reimbursements for expenses incurred arising under the Securities Act.
We have entered into indemnification agreements with each of our directors and certain executive officers. These agreements require us to indemnify these individuals to the fullest extent permissible under Delaware law against liabilities that may arise by reason of their service to us or at our direction, and to advance expenses incurred as a result of any proceeding against them as to which they could be indemnified. We also maintain director and officer liability insurance.
Our second amended and restated certificate of incorporation, as amended, also provides that we will indemnify each of our executive officers and directors to the fullest extent permitted by the DGCL against liabilities that may arise by reason of their service to us or at our direction, and to advance expenses to each indemnitee in connection with any proceeding in which indemnification is available.

EXECUTIVE COMPENSATION
Executive Compensation
We are currently considered a “smaller reporting company” within the meaning of the Exchange Act for purposes of the SEC’s executive compensation disclosure rules. Accordingly, we have provided disclosures relating to our NEOs, which are the individuals who served as principal executive officer and the next two most highly compensated executive officers for the fiscal year ended December 31, 2024.
Name	Position with the Company
Martyn Willsher	President & Chief Executive Officer
Daniel Furbee	Senior Vice President & Chief Operating Officer
Eric M. Willis	Senior Vice President, General Counsel & Corporate Secretary
2024 Summary Compensation Table
The following table includes the compensation earned by our NEOs for the fiscal years ended December 31, 2024 and 2023.
Name and Principal Position	Year	Salary ($)(1)	Bonus ($)(2)	Stock Awards ($)(3)	Non-equity Incentive Plan Compensation ($)(4)	All Other Compensation ($)(5)	Total ($)
Martyn Willsher President and Chief Executive Officer	2024	539,885	27,040	1,355,922	540,800	20,700	2,484,347
	2023	517,692	127,920	1,344,002	392,080	19,800	2,401,494
Daniel Furbee Senior Vice President & Chief Operating Officer	2024	397,046	16,000	684,172	320,000	20,700	1,437,918
	2023	280,000	62,681	985,940	192,119	15,960	1,536,700
Eric M. Willis(6) Senior Vice President, General Counsel & Corporate Secretary	2024	378,380	200,750	746,644	264,992	20,700	1,611,466

(1)
The amounts in this column represent the base salary earned by each of our NEOs in the applicable fiscal year. Mr. Furbee joined the Company on March 17, 2023, and therefore the amount reported in 2023 reflects the annual base salary he earned for the portion of 2023 that he was employed by the Company.

(2)
The amounts in this column represent, for fiscal year 2024, (i) a discretionary cash incentive bonus awarded to each of our NEOs in respect of fiscal year 2024, and (ii) for Mr. Willis, this number also includes the cash portion of the Merit Bonus (as defined below) (i.e., $187,500). See the section below titled “Annual Incentive Bonuses” for more information on such bonuses.

(3)
The amounts in this column represent the aggregate grant date fair value of the stock awards granted to our NEOs in the applicable fiscal year, computed in accordance with FASB ASC Topic 718, but excluding any impact of estimated forfeiture rates. For fiscal year 2024, our NEOs received a grant under the EIP (as defined below) of restricted stock units with both performance- and service-based vesting conditions (“PSUs”) and restricted stock units with only service-based vesting conditions (“RSUs”). For fiscal year 2024, this number also includes, for Mr. Willis, the equity portion of the Merit Bonus (i.e., 10,258 RSUs). The amounts reported in this column in respect of the PSU awards granted to our NEOs reflect the Company’s determination of the probable outcome of the performance-vesting conditions. Assuming maximum performance for the PSU awards granted to our NEOs in fiscal year 2024, the grant date fair value included in this column for Messrs. Willsher, Furbee and Willis would be equal to approximately $1,880,266, $822,620 and $822,620, respectively. See the section below titled “Long Term Incentive Compensation” for more information.

(4)
The amounts in this column reflect the annual incentive bonuses paid in cash to each NEO pursuant to our annual incentive bonus program based on the achievement of the applicable performance conditions. See the section below titled “Annual Incentive Bonuses” for more information.

(5)
Amounts in this column reflect, for fiscal year 2024, Company contributions to the Company’s 401(k) plan.

(6)
Mr. Willis was not an NEO in fiscal year 2023.

Narrative Disclosure to Summary Compensation Table
The Company employs a compensation philosophy that emphasizes pay-for-performance based on a combination of Company and individual performance and places the majority of each officer’s compensation at risk based on key performance indicators or stock price performance over the long term. We believe this pay-for-performance approach generally aligns the interests of our executive officers with that of our stockholders. The Company’s executive compensation program is designed to attract and retain individuals with the background and skills necessary to successfully execute on our business strategy in a demanding environment, to motivate those individuals to reach near-term and long-term goals and to reward success in achieving such goals. As our needs evolve and as circumstances require, we periodically reevaluate our executive compensation philosophy, principal objectives and programs. Certain best practice elements of our compensation program are described below.
What We Do	What We Do Not Do
Award majority of NEO compensation as performance-based, at-risk compensation	No excessive perquisites
Cap maximum payout opportunities for short- and long-term incentive compensation	No excise tax gross-ups upon a change of control
Majority of annual incentive goals tied to quantitative metrics	No hedging of Company stock permitted
Cap PSU payouts at target if Amplify’s total shareholder return (“TSR”) is negative over the performance period	No single-trigger change-in-control benefits
Maintain a clawback policy in the event of a financial restatement
Maintain robust stock ownership guidelines
Maintain anti-hedging and anti-pledging policies
Engage an independent, external compensation consultant
Our compensation program is designed to align executive compensation with Company performance. The following charts illustrate that the largest component of target compensation for our NEOs is performance-based, aligning the interests of our NEOs with those of our stockholders. For our CEO and our other NEOs, 75% and 69% of the total target compensation for fiscal year 2024 was allocated to performance and/or stock-based compensation, respectively. The chart below reflects the target compensation for our NEOs’ during fiscal year 2024, including base salary, target annual incentive bonus and target long-term incentive opportunities.

FISCAL YEAR 2024 TARGET COMPENSATION (AS OF DECEMBER 31, 2024)
Determining Compensation
To understand the competitive market for executive talent, the Compensation Committee, in consultation with its independent compensation consultant, Meridian Compensation Partners, LLC (“Meridian”), compares Amplify’s compensation design and pay levels to compensation data for similarly situated executives at peer companies. The Compensation Committee, in consultation with Meridian, then selects peer companies based on their industry and company size as defined by enterprise value, market capitalization, assets, and production.
Compensation Peer Group
As a result of the recent consolidation in the exploration and production (E&P) sector, compensation peer group selection for smaller E&P companies is challenging, with a limited number of companies that have a similar size and operations to Amplify. The Compensation Committee developed a peer group for its fiscal year 2024 compensation decisions with the assistance of Meridian. The Compensation Committee, in consultation with Meridian, approved the following peer group of 10 companies for purposes of assessing fiscal year 2024 executive compensation:
2024 Compensation Peer Group
Berry Corporation	Granite Ridge Resources, Inc.	SilverBow Resources, Inc.
Diversified Energy Company PLC	Riley Exploration Permian, Inc.	VAALCO Energy, Inc.
Evolution Petroleum Corporation	Ring Energy, Inc.	W&T Offshore, Inc.
Gran Tierra Energy Inc.	SandRidge Energy, Inc.
Performance Peer Group
Amplify has historically used the same peer group for executive compensation and relative TSR performance measurement purposes. However, for fiscal year 2024, in light of transactional activity involving exploration and production companies of comparable size to Amplify and the corresponding reduction in the number of relevant peers, the Compensation Committee, with the assistance of Meridian, evaluated the utilization of a separate peer group to measure relative Company performance as part of its long-term incentive program.
For purposes of determining this performance peer group, the Compensation Committee approved the inclusion of two industry specific, market-based indices to ensure a robust comparator set to buffer against continued transactional activity over the performance period and to acknowledge the broader competition for investor capital. The Compensation Committee, in consultation with Meridian, approved the following peer group of 11 companies and 2 broader indices to assess fiscal year 2024 long-term incentive performance:

2024 Performance Peer Group
Berry Corporation	Ring Energy, Inc.	W&T Offshore, Inc.
Diversified Energy Company PLC	SandRidge Energy, Inc.	SPDR S&P Oil & Gas Exploration & Production ETF
Gran Tierra Energy Inc.	SilverBow Resources, Inc.	iShares Russell 2000 ETF
Mach Natural Resources LP	TXO Partners L.P.
Riley Exploration Permian, Inc.	VAALCO Energy, Inc.
The Compensation Committee works with Meridian to determine our NEO’s compensation generally, which it then recommends to the Board for approval.
Base Salaries
In fiscal year 2024, the Company provided base salaries for our NEOs that were generally competitive within the market, but relatively moderate as compared to the base salaries paid by companies with which we compete for similar executive talent across the broad spectrum of the energy industry. Following the Compensation Committee’s discussions with Meridian, and in order to be more competitive with industry peers, the Board approved increases to our NEOs’ base salaries for fiscal year 2024, effective as of January 25, 2024.
The annualized base salaries paid to our NEOs in fiscal years 2024 and 2023 are set forth in the chart below:
Name	2023	2024	Percent Increase (2023 – 2024)
Mr. Willsher	$520,000	$540,800	4.0%
Mr. Furbee	$364,000	$400,000	9.9%
Mr. Willis	$364,000	$378,560	4.0%
Annual Incentive Bonuses
Annual incentive cash bonuses represent the short-term performance-based element of the Company’s compensation program. Annual incentive bonus awards may be earned pursuant to our annual incentive bonus program and are based on achievement of pre-determined Company financial objectives, as determined by the Board. We review overall contribution to Company performance for our NEOs annually to determine the annual incentive bonus award payments for the most recently completed fiscal year. At the end of each fiscal year, we meet with each NEO to discuss our performance goals for the upcoming fiscal year and what each NEO is expected to contribute to help us achieve those performance goals.
Generally, the determination of each NEO’s actual annual bonus payout will reflect actual corporate performance measured against pre-determined performance goals, subject to the Compensation Committee’s discretion to adjust payments as it deems appropriate.
2024 Annual Incentive Bonus
The Compensation Committee considers several factors in determining the total bonus opportunity for our NEOs pursuant to our annual incentive bonus program. For fiscal year 2024, the Company adopted revised annual incentive bonus metrics and methodologies (as compared to fiscal year 2023). As part of the Company’s effort to bring annual bonus metrics further in line with our industry peers, for fiscal year 2024 the Compensation Committee increased the weighting of the quantitative metrics to 100% and eliminated the weighted discretionary component.
With significant focus placed on the Company’s 2024 development plan at our producing oil property located in federal waters offshore Southern California (“Beta”), the Compensation Committee determined to bifurcate the oil and natural gas production metrics to better align with Beta’s 100% oil production profile. The Compensation Committee also placed greater emphasis on the Company’s key financial metrics, increasing the weighting of (i) reported free cash flow from 15% to 30% and (ii) lease operating expense and capital expenditure from 10% to 20%. The Compensation Committee retains all powers and discretion necessary or appropriate to administer the Company’s annual incentive bonus program and to control its operation.
For the 2024 fiscal year, the Company’s performance measures in respect of the annual incentive bonus program were the following:
Performance Metric	Weight
Reported free cash flow ($MM)	30%
Average daily production (oil) (Mboe/d)	20%
Average daily production (natural gas / NGLs) (Mboe/d)	5%
Lease operating expense and capital expenditures ($MM)	20%
Cash general and administrative expense ($MM)	10%
ESG – Total recordable incident rate (3-year average improvement)	5%
ESG – Spill rate (3-year average improvement)	5%
ESG – Strategy (%)	5%
Total	100%
Target performance levels for each performance objective above were established by the Compensation Committee in the first quarter of fiscal year 2024, and were set at challenging levels that were both consistent with our long-term goals and intended to incentivize and reward superior performance. In addition, a threshold level of performance was established for each performance objective, and if threshold performance for a performance objective was not achieved, no bonus amount will be earned in respect of such performance objective.
For fiscal year 2024, the pre-determined performance goals, and the Company’s actual performance with respect to such goals, were as follows:
Performance Metric	Threshold	Target	Maximum	Weight	Actual Performance
Reported free cash flow ($MM)	$10.0	$24.3	$38.6	30%	31.3%
Average daily production (oil) (Mboe/d)	6.8	8.5	10.2	20%	19.1%
Average daily production (natural gas / NGLs) (Mboe/d)	9.2	11.5	13.7	5%	4.7%
Lease operating expense and capital expenditures ($MM)	$220.0	$196.0	$172.0	20%	14.9%
Cash general and administrative expense ($MM)	$30.0	$27.0	$24.0	10%	10.2%
ESG – Total recordable incident rate (3-year average improvement) (#)	1.9	1.1	0.3	5%	7.2%
ESG – Spill rate (3-year average improvement) (#)	33.0	22.0	11.0	5%	7.1%
ESG – Strategy (%)	—	5%	—	5%	5.0%
In evaluating the Company’s performance for fiscal year 2024, the Compensation Committee considered many factors, including the strong financial performance of the organization and the progress of various strategic and operational objectives, including, but not limited to, (i) the strong performance of the Beta development plan, (ii) the successful renegotiation of the sinking fund payments, which resulted in a reduction of approximately $7 million per year, (iii) the monetization of certain East Texas acreage with Haynesville deep rights and (iv) the reduction of the Company’s suspense liability by approximately $8.4 million. The Committee also recognized the achievements related to the Company’s ESG strategy, including (i) the completion of the emissions reduction and electrification facility projects, (ii) the significant reductions in both total recordable incident rate and spill rate, (iii) the publication of the Company’s second annual sustainability report and (iv) the inclusion of additional metrics to improve and reinforce the Company’s safety culture.

Based on the Compensation Committee’s evaluation of the Company’s overall performance for fiscal year 2024, the Compensation Committee determined that such performance resulted in a payout for each NEO of 99.5% of target. The Compensation Committee then exercised its upward discretion pursuant to the Company’s annual incentive bonus program to payout an additional 5.5% bonus to each of our NEOs.
Beta One-Time Merit Bonus
In February 2024, Mr. Willis received a one-time merit bonus payment in consideration for his contributions to the Company in connection with the oil incident at Beta in 2021, which was paid in the form of cash and equity (the “Merit Bonus”). The cash portion of the Merit Bonus was equal to $187,500, and the equity portion of the Merit Bonus was paid as a grant of 10,258 RSUs, which vest on an equal basis over a three-year period and so long as Mr. Willis remains employed by the Company through the applicable vesting date.
Employment Agreements
Each of our NEOs are party to an employment agreement with the Company and Amplify Energy Services LLC, effective as of November 1, 2023 (collectively, the “Employment Agreements”). The Employment Agreements memorialize each NEO’s initial base salary and target annual bonus. Each Employment Agreement subjects the NEO to certain non-competition, non-solicitation and non-interference covenants that apply during the term of employment and for 12 months thereafter, as well as perpetual assignment of inventions, non-disparagement and confidentiality covenants. See the section below titled “Potential Payments upon Termination or Change in Control-Severance Benefits under Employment Agreements” for further details regarding the payments that our NEOs are eligible to receive upon a termination of employment or a change in control.
Long-Term Incentive Compensation
The long-term incentive equity awards granted to our NEOs in fiscal year 2024 were made under the Amplify Energy Corp. Equity Incentive Plan (the “2021 EIP”), which permitted us to grant nonqualified stock options, incentive stock options, restricted stock awards, RSUs, PSUs, stock appreciation rights, other stock-based awards and cash awards. On April 1, 2024, we adopted the Amplify Energy Corp. 2024 Equity Incentive Plan, which superseded and replaced the 2021 EIP in its entirety upon its approval by our stockholders at the Company’s fiscal year 2024 annual meeting (the “2024 EIP”, and together with the 2021 EIP, collectively, the “EIP”). The purpose of the EIP is to align the interests of our eligible service providers with the interests of our stockholders by providing long term incentive compensation awards tied to Company performance.
Each of our NEOs is eligible to participate in the EIP. The EIP allows the Company to grant nonqualified stock options, incentive stock options, restricted stock, RSUs, PSUs, stock appreciation rights, other stock-based awards and cash awards. The Compensation Committee determines the size and vesting terms of all awards granted under the EIP and recommends such terms to the Board for approval. The Compensation Committee administers all other aspects of the EIP.
For fiscal year 2024, each of our NEOs received an annual grant of PSUs and RSUs, with PSUs representing 50% of the total award value (or 60% for Mr. Willsher) and RSUs representing the remaining 50% of the total award value (or 40% for Mr. Willsher). Mr. Willsher’s allocations differ from that of the other NEOs due to the Company’s efforts to strengthen the alignment of pay and performance. Commencing with fiscal year 2025, Mr. Willsher’s long-term incentive package was increased from 200% of base salary to 260% of base salary, with additional weighting to performance-based compensation (70% PSUs, 30% RSUs).
The PSUs granted to our NEOs in fiscal year 2024 vest based on the achievement of the Company’s relative total shareholder return, measured during the three-year performance period, subject to continued employment through the applicable vesting date. If the Company’s absolute shareholder return is negative over such performance period, the PSU payout will be capped at 100% of target.
The RSUs granted to our NEOs in fiscal year 2024 vest ratably over a three-year period, subject to continued employment through each applicable vesting date.

See the section below titled “Potential Payments upon Termination or Change in Control-Accelerated Vesting under Award Agreements” for details regarding the payments that our NEOs are eligible to receive pursuant to the EIP and their applicable award agreements upon certain terminations of employment or a change in control.
Clawback Policy
The Compensation Committee has adopted a clawback policy (the “Clawback Policy”) that complies with NYSE’s new clawback rules promulgated under Section 10D of the Exchange Act. In the event the Company is required to prepare an accounting restatement of its financial statements due to the Company’s material noncompliance with any such financial reporting requirement, the Clawback Policy requires that covered executives must reimburse the Company, or forfeit, any excess incentive-based compensation “received” (as defined under Section 10D of the Exchange Act) by such covered executive during the three completed fiscal years immediately preceding the date on which the Company is required to prepare the restatement. Executives covered by the Clawback Policy are current and former executive officers, as determined by the Compensation Committee in accordance with Section 10D of the Exchange Act and the NYSE listing standards. Incentive-based compensation subject to the Clawback Policy includes any cash or equity compensation that is granted, earned or vested based wholly or in part on the attainment of a financial reporting measure. The amount subject to recovery is the excess of the incentive-based compensation received based on the erroneous data over the incentive-based compensation that would have been received had it been based on the restated results. The Clawback Policy will only apply to incentive-based compensation received on or after October 2, 2023. The Clawback Policy is available as Exhibit 97.1 to the Company’s 2024 Annual Report.
Equity Award Granting Practices
We do not currently grant new awards of stock options, stock appreciation rights or similar option-like instruments. Accordingly, we do not have a specific policy or practice on the timing of such awards in relation to the disclosure of material nonpublic information by the Company. In the event we determine to grant such awards in the future, the Board and the Compensation Committee will evaluate the appropriate steps to take in relation to the foregoing.
Outstanding Equity Awards at 2024 Fiscal Year-End
The following table sets forth certain information with respect to outstanding equity awards held by our NEOs as of December 31, 2024.

Name	Grant Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)(1)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)(1)
Martyn Willsher	2/1/2024(2)	—	—	102,411	614,466
	2/1/2024(4)	68,274	409,644
	2/1/2023(2)	—	—	56,117	336,702
	2/1/2023(4)	37,412	224,472	—	—
	2/1/2022(3)	—	—	120,192	721,152
	2/1/2022(4)	20,032	120,192	—	—
Daniel Furbee	2/1/2024(2)	—	—	44,805	268,830
	2/1/2024(4)	44,805	268,830	—	—
	4/1/2023(2)	—	—	55,829	334,974
	4/1/2023(4)	37,220	223,320	—	—
Eric M. Willis	2/1/2024(2)	—	—	44,805	268,830
	2/1/2024(4)	55,063	330,378
	2/1/2023(2)	—	—	29,462	176,772
	2/1/2023(4)	19,642	117,852	—	—
	2/1/2022(3)	—	—	72,116	432,696
	2/1/2022(4)	12,020	72,120

(1)
Amounts reported in this column are based on the fair market value of our Common Stock as of December 31, 2024, the last day of fiscal year 2024 (i.e., $6.00 per share).

(2)
Reflects PSUs that were granted to our NEOs under the EIP, and cliff vest pursuant to the Company’s achievement of certain performance goals over a three-year performance period, subject to the holder’s continued employment by the Company through the settlement date. As of December 31, 2024, the Company’s achievement of the performance goals was at (i) 100% of target for PSU awards granted in fiscal year 2023 and (ii) at 83% of target for PSU awards granted in fiscal year 2024. Accordingly, the number of PSUs reported in the table reflect amounts based on target performance (100% of target) for the 2023 PSU awards and target performance (100% of target) for the 2024 PSU awards.

(3)
Reflects PSUs that were granted to our NEOs under the EIP, and cliff vest pursuant to the Company’s achievement of certain performance goals over a three-year performance period, subject to the holder’s continued employment by the Company through the settlement date. In January 2024, the Compensation Committee certified the level of performance achievement with respect to the PSU awards relating to the performance period ended December 31, 2024. Accordingly, such PSU awards are reported based on actual achievement, which was 200% of target.

(4)
Reflects RSUs that were granted to our NEOs under the EIP. These RSUs vest in substantially equal installments on each of the first three anniversaries of the grant date, so long as the holder remains employed by the Company through the applicable vesting date.

Potential Payments upon Termination or Change of Control
The following table sets forth information concerning the payments to be made to each of our NEOs in connection with a change of control or termination of employment, presuming a termination or change of control date of December 31, 2024 and the fair market value of a share of Common Stock on December 31, 2024 ($6.00 per share). The below table only includes information for employment termination or change of control events that trigger vesting or severance-related payments and assumes that each executive will take all action necessary or appropriate for such person to receive the maximum available benefit, such as execution of a release of claims. The precise amount that each of our NEOs would receive cannot be determined with any certainty until a change of control has occurred.
Name	Involuntary Termination (Non-Change in Control) ($)(1)(2)	Termination upon Death or Disability ($)(3)	Involuntary Termination in Connection with a Change in Control ($)(4)(5)
Martyn Willsher
Cash Severance	1,622,400	540,800	2,704,000
Accelerated Equity Compensation	1,904,754	—	2,426,628
Health and Welfare Benefits	31,839	—	31,839
Total	3,558,993	540,800	5,162,467
Daniel Furbee
Cash Severance	1,120,000	320,000	1,760,000
Accelerated Equity Compensation	805,080	—	1,095,954
Health and Welfare Benefits	31,839	—	31,839
Total	1,956,919	320,000	2,887,793
Eric M. Willis
Cash Severance	1,022,112	264,992	1,552,096
Accelerated Equity Compensation	1,160,508	—	1,398,648
Health and Welfare Benefits	7,992	—	7,992
Total	2,190,612	264,992	2,958,736

(1)
If Messrs. Willsher, Furbee and Willis experience a Good Leaver Termination (as defined below) (not in connection with a change in control) described below, then subject to the NEO’s execution and non-revocation of a general release of claims and continued compliance with the restrictive covenants, the NEO will be entitled to: (i) the Prior Year Bonus (as defined below), if any, (ii) the Pro Rata Bonus Amount (as defined below), if any, (iii) an amount equal to two times the annual base salary as in effect on the day before the termination date, payable in a lump sum within 70 days following the termination date and (iv) up to 12 months of continued health insurance benefits under the Company group health plan (at the employee rate), subject to the NEO’s continued eligibility for COBRA coverage and terminable if the NEO obtains other employment offering group health plan coverage.

(2)
Accelerated Equity Compensation amounts reflect market value of outstanding RSUs, which would become vested in connection with a Good Leaver Termination. In the event of a Good Leaver Termination, subject to the NEO’s execution and non-revocation of a release of claims and continued compliance with the restrictive covenants, any unvested RSUs will fully vest and a pro-rata portion of any unvested PSUs will vest based on actual performance through the end of the applicable performance period to occur immediately following the date of termination. The values included in the table for the pro-rata portion of unvested PSUs reflect 200% of target for the 2022 PSUs, 100% of target for the 2023 PSUs, and 100% of target for the 2024 PSUs.

(3)
If an NEO’s employment is terminated by us while the NEO is disabled, or if the NEO’s employment terminates as a result of the NEO’s death, subject to the NEO’s execution and non-revocation of a release of claims and continued compliance with the restrictive covenants, as applicable, each NEO is entitled to (i) the Prior Year Bonus and (ii) the Pro Rata Bonus Amount.

(4)
If Messrs. Willsher, Furbee and Willis experience a Good Leaver Termination within the 18-month period following a change of control (as defined in the Employment Agreement), then subject to the NEO’s execution and non-revocation of a release of claims and continued compliance with the restrictive covenants, the NEO will be entitled to: (i) the Prior Year Bonus, if any, (ii) the Pro Rata Bonus Amount, if any, (iii) an amount equal to two times the sum of (x) the annual base salary as in effect on the day before the termination date, and (y) the target annual bonus, payable in a lump sum within 70 days following the termination date and (iv) up to 12 months of continued health insurance benefits under the Company group health plan (at the employee rate), subject to the NEO’s continued eligibility for COBRA coverage and terminable if the NEO obtains other employment offering group health plan coverage.
(5)
In the event an NEO experiences a Good Leaver Termination during the 18-month period following a change in control (a “Qualifying CIC Termination”), any unvested RSUs fully vest and each incomplete performance period with respect to unvested PSUs will be deemed to have ended as of the third business day prior to the date of the consummation of such change in control (the “Measurement Date”) and a number of unvested PSUs will vest equal to the greater of (A) the number of PSUs that would vest based on actual performance through the Measurement Date and (B) the number of PSUs that would vest based on target performance, as set forth in the applicable award agreement. In the event an NEO experiences a Qualifying CIC Termination following a change in control occurring December 31, 2024, our NEOs will be entitled to the amounts set forth in “Accelerated Equity Compensation” pursuant to accelerated vesting of their RSUs and PSUs under the applicable award agreements, assuming performance at 200% of target for the 2022 PSUs, 100% of target for the 2023 PSUs and 100% of target for the 2024 PSUs.

Severance Benefits under Employment Agreements
Under the Employment Agreements, upon any termination of employment with the Company, Messrs. Willsher, Frew and Furbee will be entitled to (i) accrued but unpaid base salary through the termination date, (ii) any unreimbursed business expenses incurred through the termination date and (iii) payment of any amounts accrued and vested under any employee benefit plans or programs of the Company, and any payments or benefits required to be made or provided under applicable law (collectively, the “Accrued Amounts”).
In the event of a termination of the NEO’s employment with the Company without “cause” (as defined below) or for “good reason” (as defined below) (each, a “Good Leaver Termination”), then in addition to the Accrued Amounts and subject to the NEO’s execution and non-revocation of a release of claims and continued compliance with the restrictive covenants, the NEO will be entitled to: (i) any unpaid annual bonus with respect to the calendar year ending on or preceding the termination date, in an amount equal to the annual bonus amount the NEO would have received (if any) had the NEO been employed on the payment date, payable at the same time annual bonuses are paid to actively employed senior executives of the Company (the “Prior Year Bonus”), (ii) a pro rata portion of the target Annual Bonus for the calendar year in which the termination occurs (the “Pro Rata Bonus Amount”), payable in a lump sum within 70 days following the termination date, (iii) an amount equal to two times the NEO’s annual base salary as in effect on the day before the termination date, payable in a lump sum within 70 days following the termination date and (iv) up to 12 months of continued health insurance benefits under the Company group health plan (at the employee rate), subject to the NEO’s continued eligibility for COBRA coverage and terminable if the NEO obtains other employment offering group health plan coverage.
If an NEO’s employment with the Company is terminated due to death or “disability” (as defined in the Employment Agreements), then in addition to the Accrued Amounts and subject to the NEO’s execution and non-revocation of a general release of claims and continued compliance with the restrictive covenants, as applicable, the NEO is entitled to: (i) the Prior Year Bonus and (ii) the Pro Rata Bonus Amount.
In the event of a termination of the NEO’s employment with the Company without “cause” or for “good reason” within the 18-month period following a change of control (as defined in the Employment Agreement), then in addition to the Accrued Amounts and subject to the NEO’s execution and non-revocation of a general release of claims and continued compliance with the restrictive covenants, the NEO will be entitled to: (i) the Prior Year Bonus, if any, (ii) the Pro Rata Bonus Amount, if any, (iii) an amount equal to two times the sum of (x) the NEO’s annual base salary as in effect on the day before the termination date, and (y) the target annual bonus, payable in a lump sum within 70 days following the termination date and (iv) up to 12 months of continued health insurance benefits under the Company group health plan (at the employee rate), subject to the NEO’s continued eligibility for COBRA coverage and terminable if the NEO obtains other employment offering group health plan coverage.
The Employment Agreements provide for a Section 280G of the Internal Revenue Code of 1986, as amended (the “Code”), “best-net” cutback, which would cause an automatic reduction in any payments or benefits the NEOs would receive that constitute parachute payments within the meaning of Section 280G of the Code, in the event such reduction would result in the NEOs receiving greater payments and benefits on an after-tax basis.
For purposes of the Employment Agreements, “cause” generally means the occurrence of the NEO’s: (i) conviction of a felony, or plea of guilty or nolo contendere to, any felony or any crime of moral turpitude, (ii) repeated intoxication by alcohol or drugs during the performance of the NEO’s duties, (iii) embezzlement or other willful and intentional misuse of any of the funds of the Company or its direct or indirect subsidiaries, (iv) commission of a demonstrable act of fraud, (v) willful and material misrepresentation or concealment on any written reports submitted to the Company or its direct or indirect subsidiaries, (vi) material breach of the Employment Agreement or any other agreement with the Company, (vii) failure to follow or comply with the reasonable, material and lawful written directives of the Board or (viii) conduct constituting a material breach of the Company’s then-current code of conduct or other similar written policy that has been provided to the NEO.
For purposes of the Employment Agreement, “good reason” generally means the occurrence of any of the following without the NEO’s written consent: (i) a relocation of the NEO’s principal work location to a location in excess of 40 miles from its then current location (provided that, a relocation shall not include: (A) the NEO’s travel for business in the course of performing the NEO’s duties for the Company, (B) the NEO working remotely or (C) the Company requiring the NEO to report to the office within the NEO’s principal place of employment (instead of working remotely)), (ii) a reduction in the NEO’s then current base salary or target annual bonus, or both, (iii) a material breach of any provision of the Employment Agreement by the Company or (iv) any material reduction in the NEO’s title, authority, duties, responsibilities or reporting relationship from those in effect as of the effective date of the Employment Agreement, except to the extent such reduction occurs in connection with the NEO’s termination of employment for “cause” or due to the NEO’s death or disability.
Accelerated Vesting under Award Agreements
Pursuant to the applicable RSU award agreement, in the event of a termination of the participant’s service by the Company without “cause” or by the participant for “good reason,” any unvested RSUs will vest. Pursuant to the applicable PSU agreement, in the event of a termination of the participant’s service by the Company without “cause” or by the participant for “good reason,” a pro-rata portion of any unvested PSUs will immediately accelerate and vest based on actual performance through the date of termination. In the event such termination occurs during the 18-month period immediately following a change in control, each incomplete performance period will be deemed to have ended as of the applicable measurement date and a number of unvested PSUs will immediately vest equal to the greater of (A) the number of PSUs that would vest based on actual performance through such measurement date and (B) the number of PSUs that would vest based on target performance (as set forth in the applicable award agreement).
Pay Versus Performance
As required by Section 953(a) of the Dodd-Frank Wall Street Reform and Consumer Protection Act, and Item 402(v) of Regulation S-K, we are providing the following information about the relationship between ‘compensation actually paid’ to the Principal Executive Officer of the Company (“PEO”) and to our other non-PEO NEOs and certain financial performance of the Company. Compensation actually paid, as determined under SEC requirements, does not reflect the actual amount of compensation earned by or paid to our NEOs during a covered year. For further information concerning the Company’s pay-for-performance philosophy and how the Company aligns executive compensation with the Company’s performance, refer to the section above titled “Narrative Disclosure to Summary Compensation Table.”

Year	Summary Compensation Table Total for PEO ($)(1)	Compensation Actually Paid to PEO ($)(1)(2)	Average Summary Compensation Table Total for Non-PEO NEOs ($)(3)	Average Compensation Actually Paid to Non-PEO NEOs ($)(3)(2)	Value of Initial Fixed $100 Investment Based On: Total Shareholder Return ($)(4)	Net Income (Loss) (in Thousands) ($)(5)
2024	2,484,347	2,032,137	1,524,692	1,333,584	101.18	12,946
2023	2,401,494	995,765	1,522,280	1,255,976	67.46	392,750
2022	1,580,799	2,909,862	968,111	1,765,553	182.64	57,875

(1)
The name of the PEO reflected in these columns for each of the applicable fiscal years is Martyn Willsher.

(2)
In calculating the ‘compensation actually paid’ amounts reflected in these columns, the fair value or change in fair value, as applicable, of the equity award adjustments included in such calculations was computed in accordance with FASB ASC Topic 718. The valuation assumptions used to calculate such fair values did not materially differ from those disclosed at the time of grant.

(3)
The names of each of the non-PEO NEOs reflected in these columns are (i) for fiscal year 2024, Daniel Furbee and Eric M. Willis, (ii) for fiscal year 2023, James Frew and Daniel Furbee, and (iii) for fiscal year 2022, Richard Smiley and Eric M. Willis.

(4)
The Company TSR reflected in this column for each applicable fiscal year is calculated based on a fixed investment of $100 at the applicable measurement point on the same cumulative basis as is used in Item 201(e) of Regulation S-K.

(5)
Represents the amount of net income (loss) reflected in the Company’s audited financial statements according to the generally accepted accounting principles in the United States, or GAAP, for each applicable fiscal year.

(6)
For fiscal year 2024, the ‘compensation actually paid’ to the PEO and the average ‘compensation actually paid’ to the non-PEO NEOs reflect each of the following adjustments made to the total compensation amounts reported in the Summary Compensation Table for fiscal year 2024, computed in accordance with Item 402(v) of Regulation S-K:

	PEO	Average Non-PEO NEOs
Total Compensation Reported in 2024 Summary Compensation Table	$2,484,347	$1,524,692
Less, Grant Date Fair Value of Stock & Option Awards Reported in the 2024 Summary Compensation Table	$1,355,922	$(715,408)
Plus, Year-End Fair Value of Awards Granted in 2024 that are Outstanding and Unvested	$1,292,427	$685,823
Plus, Change in Fair Value of Awards Granted in Prior Years that are Outstanding and Unvested (From Prior Year-End to Year-End)	$(523,468)	$(203,583)
Plus, Vesting Date Fair Value of Awards Granted in 2024 that Vested in 2024	$—	$—
Plus, Change in Fair Value of Awards Granted in Prior Years that Vested in 2024 (From Prior Year-End to Vesting Date)	$134,753	$42,060
Less, Prior Year-End Fair Value of Awards Granted in Prior Years that Failed to Vest in 2024	$—	$—

	PEO	Average Non-PEO NEOs
Plus, Dollar Value of Dividends or other Earnings Paid on Stock & Option Awards in 2024 prior to Vesting (if not reflected in the fair value of such award or included in Total Compensation for 2024)	$—	$—
Total Adjustments	$(452,210)	$(191,108)
Compensation Actually Paid for Fiscal Year 2024	$2,032,137	$1,333,584
Pay versus Performance Comparative Disclosure
As described in more detail in the section titled “Narrative Disclosure to Summary Compensation Table,” the Company’s executive compensation program reflects a variable pay-for-performance philosophy. While the Company utilizes several performance measures to align executive compensation with Company performance, all of those Company measures are not presented in the table above. Further, the Company generally seeks to incentivize long-term performance, and therefore does not specifically align the Company’s performance measures with ‘compensation actually paid’ for a particular year (as computed in accordance with Item 402(v) of Regulation S-K).
In accordance with Item 402(v) of Regulation S-K, the Company is providing the following descriptions of the relationships between the information presented in the table above.
Compensation Actually Paid and Company TSR
As demonstrated by the following graph, the amount of ‘compensation actually paid’ to the PEO and the average amount of ‘compensation actually paid’ to the non-PEO NEOs is generally aligned with the Company’s TSR over the three years presented in the table. This is because a significant portion of the ‘compensation actually paid’ to the PEO and to the non-PEO NEOs is comprised of equity awards.

Compensation Actually Paid and Net Income
The following graph illustrates the relationship between (x) the amount of ‘compensation actually paid’ to the PEO and the average amount of ‘compensation actually paid’ to the non-PEO NEOs and (y) the Company’s net income over the three years presented in the table. Compensation actually paid is less sensitive to our net income performance as compared to our TSR performance.

DIRECTOR COMPENSATION
Our director compensation policy provides for a combination of an annual cash retainer and equity award. Our non-employee directors’ annual cash retainer for fiscal year 2024 was equal to $75,000 (or $175,000 for the Chairman of the Board), paid quarterly in advance. Our non-employee directors also received RSUs in fiscal year 2024 that fully vest over a one-year period, subject to continued service through such vesting date, each of which had a grant date fair value equal to $125,000 (or $175,000 for the Chairman of the Board). In addition, each of our non-employee directors who served as a committee chair received an additional $25,000 cash retainer.
Our non-employee directors are reimbursed for all out-of-pocket expenses in connection with attending meetings of the board of directors or committees. Each director is fully indemnified by us for actions associated with being a director to the fullest extent permitted under Delaware law.
2024 Director Compensation Table
The following table presents information regarding compensation paid to our non-employee directors during the fiscal year ended December 31, 2024.
Name	Fees Earned or Paid in Cash ($)(1)	Stock Awards ($)(2)	Total ($)
Deborah G. Adams	100,000	132,149	232,149
James E. Craddock	100,000	132,149	232,149
Patrice Douglas	75,000	132,149	207,149
Christopher W. Hamm	175,000	185,008	360,008
Randal T. Klein(3)	37,500	—	37,500
Vidisha Prasad	75,000	132,149	207,149
Todd R. Snyder	100,000	132,149	232,149

(1)
Amounts in this column include the non-employee director’s fiscal year 2024 annual cash retainer fee and, if applicable, the non-employee director’s fiscal year 2024 committee chair fees.

(2)
The amounts in this column represent the aggregate grant date fair value of the RSUs granted to our non-employee directors in fiscal year 2024, computed in accordance with FASB ASC Topic 718, but excluding any impact of estimated forfeiture rates. These RSUs vest on the first anniversary of the grant date, subject to the holder’s continued service on the Board through the vesting date. As of December 31, 2024: (i) Mses. Adams, Douglas and Prasad and Messrs. Craddock and Snyder each held 19,665 unvested RSUs, and (ii) Mr. Hamm held 27,531 unvested RSUs.

(3)
Effective as of May 15, 2024, Mr. Klein tendered his resignation from the Board.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
The following table sets forth, to our knowledge, as of May 16, 2025, the beneficial ownership of our Common Stock that are owned by:
•
each person known by us to be a beneficial owner of more than 5% of our outstanding common shares;

•
each director;

•
each executive officer; and

•
all executive officers and current directors as a group.

We have prepared the table and the related notes based on information provided in the most recent Section 16 filing or Schedule 13D filed by such person. We have not sought to verify such information. The number of shares beneficially owned by a person includes shares of Common Stock underlying warrants, stock options, restricted stock units, and any other derivative securities to acquire Common Stock held by that person that are currently exercisable or convertible within 60 days after the date of this Proxy Statement. The shares issuable under any such securities are treated as outstanding for computing the percentage ownership of the person holding these securities, but are not treated as outstanding for the purposes of computing the percentage ownership of any other person.
Name of Beneficial Owner(1)	Shares of Common Stock Beneficially Owned(2)	Percentage of Outstanding(3)
BlackRock, Inc.(4)	2,515,369	6.2%
Affiliates of Stoney Lonesome HF LP(5)	2,785,757	6.9%
Dimensional Fund Advisors LP(6)	2,374,481	5.9%
The Vanguard Group(7)	2,264,005	5.6%
Deborah G. Adams(8)	81,626	*
James E. Craddock(9)	44,557	*
Clint Coghill(10)	2,785,757	6.9%
Patrice Douglas(11)	79,960	*
Eric Dulany	34,617	*
Christopher W. Hamm(12)	194,902	*
James Frew	54,222	*
Daniel Furbee	39,238	*
Anthony W. Lopez	140,421	*
Vidisha Prasad(13)	32,850	*
Todd R. Snyder(14)	128,081	*
Eric M. Willis	222,753	*
Martyn Willsher	310,794	*
All Executive Officers and Current Directors as a Group (13 persons)	4,149,778	10.3%

*
Less than 1.0%

(1)
Unless otherwise noted, the address for all beneficial owners in this table is c/o Amplify Energy Corp., 500 Dallas Street, Suite 1700, Houston, Texas 77002.

(2)
The amounts and percentages of Common Stock beneficially owned are reported on the basis of regulations of the SEC governing the determination of beneficial ownership of securities. Under the rules of the SEC, a person is deemed to be a “beneficial owner” of a security if that person has or shares voting power, which includes the power to vote or direct the voting of such security, or investment power, which includes the power to dispose of or to direct the disposition of such security. Under these rules, more than one person may be deemed to be a beneficial owner of the same securities, and a person may be deemed to be a beneficial owner of securities as to which such person has no economic interest.

(3)
Based on 40,336,579 shares of Common Stock outstanding as of May 16, 2025. Shares of Common Stock (i) issuable upon the vesting of restricted stock units within 60 days of the date of this Proxy Statement and (ii) subject to stock options that are currently exercisable or exercisable within 60 days of the date of this Proxy Statement are deemed to be outstanding for the purpose of computing the percentage ownership of the person holding those restricted stock units or stock options, but are not treated as outstanding for the purpose of computing the percentage ownership of (x) any other person or (y) the aggregate held by all executive officers and directors as a group.

(4)
Based on information contained in Amendment No. 1 to Schedule 13G filed with the SEC on January 29, 2024 by BlackRock, Inc. (“BlackRock”) indicating that, as of September 30, 2024, Dimensional (as defined below) had sole voting power over 2,327,438 shares of Common Stock, shared voting power over 0 shares, sole dispositive power over 2,374,481 shares and shared dispositive power over 0 shares. The principal address of the foregoing entity is 50 Hudson Yards, New York, NY 10001.

(5)
Based on information contained in Amendment No. 1 to Schedule 13D filed with the SEC on May 20, 2025 by a group consisting of Stoney Lonesome HF LP (“Stoney”), The Drake Helix Holdings, LLC (“Helix Holdings”) and Clint Coghill (Mr. Coghill, together with Stoney and Helix Holdings, the “Stoney Group”), indicating that, as of May 16, 2025, the Stoney Group was the beneficial owner of an aggregate of 2,785,757 shares of Common Stock. The Stoney Group holdings consist of (i) 2,700,347 shares of Common Stock held of record by Stoney, (ii) 83,000 shares of Common Stock held of record by Helix Holdings and (iii) 2,410 shares of Common Stock held of record by Mr. Coghill. The principal address of the Stoney Group is 222 S Riverside Plaza Ste 15-155, Chicago, IL 60606.

(6)
Based on information contained in Schedule 13G filed with the SEC on October 31, 2024 by Dimensional Fund Advisors LP (“Dimensional”) indicating that, as of December 31, 2023, BlackRock had sole voting power over 2,392,147 shares of Common Stock, shared voting power over 0 shares, sole dispositive power over 2,515,369 shares and shared dispositive power over 0 shares. The principal address of the foregoing entity is 6300 Bee Cave Road, Building One, Austin, TX 78746.

(7)
Based on information contained in Amendment No. 1 to Schedule 13G filed with the SEC on February 13, 2024 by The Vanguard Group (“Vanguard”) indicating that, as of December 31, 2023, Vanguard had sole voting power over 0 shares of Common Stock, shared voting power over 91,313 shares, sole dispositive power over 2,162,094 shares and shared dispositive power over 101,911 shares. The principal address of the foregoing entity is 101 Vanguard Blvd., Malvern, PA 19355.

(8)
Shares of Common Stock beneficially owned consists of 61,961 shares of Common Stock and 19,665 restricted stock units that will vest on July 1, 2025.

(9)
Shares of Common Stock beneficially owned consists of 24,892 shares of Common Stock and 19,665 restricted stock units that will vest on July 1, 2025.

(10)
This includes (i) 2,700,347 shares of Common Stock held of record by Stoney, (ii) 83,000 shares of Common Stock held of record by Helix Holdings and (iii) 2,410 shares of Common Stock held of record by Mr. Coghill. Mr. Coghill is the president of the general partner of Stoney and president of Helix Holdings. Further, Mr. Coghill is a control person of each of Stoney and Helix Holdings and may be deemed to beneficially own the securities held by Stoney and Helix Holdings. Mr. Coghill disclaims beneficial ownership of all shares held by Stoney and Helix Holdings, except to the extent of any pecuniary interest therein. The principal address for Mr. Coghill is 222 S Riverside Plaza Ste 15-155, Chicago, IL 60606.

(11)
Shares of Common Stock beneficially owned consists of 60,295 shares of Common Stock and 19,665 restricted stock units that will vest on July 1, 2025.

(12)
Shares of Common Stock beneficially owned consists of 167,371 shares of Common Stock and 27,531 restricted stock units that will vest on July 1, 2025.

(13)
Shares of Common Stock beneficially owned consists of 13,185 shares of Common Stock and 19,665 restricted stock units that will vest on July 1, 2025.

(14)
Shares of Common Stock beneficially owned consists of 108,416 shares of Common Stock and 19,665 restricted stock units that will vest on July 1, 2025.

DELINQUENT SECTION 16(A) REPORTS
Section 16(a) of the Exchange Act requires our directors and executive officers, and persons who own more than 10% of a registered class of our equity securities, to file with the SEC initial reports of ownership and reports of changes in ownership of our Common Stock and other equity securities.
To our knowledge, based solely on a review of Form 3, Form 4 and Form 5 (including amendments) filed electronically with the SEC and written representations made to us that no other reports were required, during the fiscal year ended December 31, 2024, all Section 16(a) filing requirements applicable to our officers, directors and greater than 10% beneficial owners of our capital stock were complied with.

PROPOSAL 1 — ELECTION OF DIRECTORS
At each annual meeting, our stockholders will elect our directors. Directors may be removed from office either for or without cause upon the affirmative vote of the holders of a majority of the outstanding shares of stock of the Company entitled to vote generally for the election of directors. The Board has determined to reduce the size of the Board to five members, effective upon the conclusion of the Annual Meeting.
The Board, upon the recommendation of the Nominating and Governance Committee has nominated the following individuals for election as directors of the Company to serve until our 2026 Annual Meeting or until their respective successors are duly elected and qualified:
Deborah G. Adams
Clint Coghill
Christopher W. Hamm
Todd R. Snyder
Martyn Willsher
Each of Mr. Craddock and Mses. Douglas and Prasad will continue to serve as members of the Board for the remainder of their terms until the Annual Meeting. Our Board thanks Mr. Craddock and Mses. Douglas and Prasad for their distinguished service as directors of the Company.
Each of the above nominees is currently serving as a director of the Company. Biographical information for each nominee is contained in the “Directors and Director Nominees” section above. Additionally, see “Corporate Governance Matters — Cooperation Agreement” for more information regarding the Cooperation Agreement the Company entered into with Mr. Coghill.
The election of directors in this proposal requires the affirmative vote of the holders of a majority of the shares of Common Stock present virtually or represented by proxy and entitled to vote on the election of directors. Abstentions have the same effect as a vote against the outcome of voting on director election and broker non-votes will not have any effect on the outcome of voting on director elections. The Board recommends that you vote “FOR” the election of each of the nominees listed above.
Unless otherwise instructed, the proxyholders will vote the proxies received by them for the five nominees named above. The Board has no reason to believe that any of its nominees will be unable or unwilling to serve if elected. If a nominee becomes unable or unwilling to accept nomination or election, either the number of the Company’s directors will be reduced or the proxyholders will vote for the election of a substitute nominee that the Board recommends.
Vote Required
The election of directors in this Proposal 1 requires the affirmative vote of the holders of a majority of the shares of Common Stock present virtually or represented by proxy and entitled to vote on the election of directors. You may vote “FOR” a nominee to the Board, “AGAINST” a nominee to the Board or you may ABSTAIN from voting with respect to one or more nominees to the Board. Abstentions are considered shares of Common Stock present and entitled to vote and will have the same effect as votes “against” a nominee to the Board.
Board Recommendation
THE BOARD RECOMMENDS THAT STOCKHOLDERS VOTE “FOR” THE ELECTION OF EACH OF THE NOMINEES. Properly dated and signed proxies will be so voted unless stockholders specify otherwise.

PROPOSAL 2 — RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
On March 3, 2025, the Audit Committee appointed Deloitte as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2025. The Audit Committee is seeking ratification of such appointment by our stockholders at the Annual Meeting. Representatives of Deloitte are expected to be present at the Annual Meeting. They will have an opportunity to make a statement if they so desire and will be available to respond to appropriate questions.
Neither our Bylaws nor other governing documents or law require stockholder ratification of the appointment of Deloitte as our independent registered public accounting firm. However, the Audit Committee is submitting the appointment of Deloitte to our stockholders for ratification as a matter of good corporate practice. If our stockholders fail to ratify the appointment, the Audit Committee will reconsider whether or not to retain Deloitte. Even if the appointment is ratified, the Audit Committee in its discretion may direct the appointment of a different independent registered public accounting firm at any time during the year if they determine that such a change would be in the best interests of the Company and our stockholders.
Principal Accountant Fees and Services
The following table summarizes the aggregate Deloitte fees for independent auditing, tax and related services for each of the years ended December 31, 2024 and 2023 (dollars in thousands), respectively:
	2024	2023
Audit fees(1)	$1,020,189	$1,255,000
Audit-related fees(2)	117,400	72,704
Tax fees(3)	107,000	240,210
All other fees(4)	—	—
Total	$1,244,589	$1,567,914

(1)
Audit fees represent amounts billed for each of the years presented for professional services rendered in connection with those services normally provided in connection with statutory and regulatory filings or engagements including comfort letters, consents and other services related to SEC matters. For each of the years ended December 31, 2024 and 2023, those fees primarily related to the (i) audit of our annual financial statements and internal controls over financial reporting included in our annual reports and (ii) the review of our quarterly financial statements filed on Form 10-Q.

(2)
Audit-related fees represent amounts billed in each of the years presented for assurance and related services that are reasonably related to the performance of the annual audit or quarterly reviews.

(3)
Tax fees represent amounts billed in each of the years presented for professional services rendered in connection with tax compliance, tax advice, and tax planning.

(4)
No such services were rendered by either Deloitte during the years ended December 31, 2024 and 2023.

Pre-Approval Policies and Procedures
The Audit Committee’s charter requires the Audit Committee to approve in advance all audit and non-audit services to be provided by our independent registered public accounting firm.
The charter for the Audit Committee is available within the “Corporate Governance” section of our website at www.amplifyenergy.com/investor-relations/corporate-governance/governance-documents/default.aspx.
Vote Required
The ratification of Deloitte as our independent registered public accounting firm in this Proposal 2 requires the affirmative vote of a majority of the shares of Common Stock present virtually or represented by proxy and entitled to vote on the subject matter of the proposal. Votes cast FOR or AGAINST and abstentions with respect to this Proposal 2 will be counted as shares entitled to vote on the Proposal. A vote to ABSTAIN will have the effect of a vote AGAINST the Proposal.
Board Recommendation
THE BOARD RECOMMENDS THAT STOCKHOLDERS VOTE “FOR” THIS PROPOSAL 2. Properly dated and signed proxies will be so voted unless stockholders specify otherwise.

PROPOSAL 3 — ADVISORY (NON-BINDING) VOTE APPROVING COMPENSATION OF NAMED EXECUTIVE OFFICERS
Background
Under the Dodd-Frank Wall Street Reform and Consumer Protection Act (the “Dodd-Frank Act”) and pursuant to Section 14A of the Exchange Act, the stockholders of the Company are entitled to vote at the Annual Meeting on the compensation of the Company’s named executive officers, as disclosed in the Executive Compensation and Director Compensation sections and accompanying compensation tables contained in this Proxy Statement. Pursuant to the Dodd-Frank Act, the stockholder vote on executive compensation is an advisory vote only and is not binding on the Company or the Board. Currently, our stockholders are given the opportunity to cast an advisory vote on this topic annually, with the next opportunity occurring in connection with our 2026 Annual Meeting.
Although the vote is non-binding, the Compensation Committee and the Board value the opinions of the stockholders and will consider the outcome of the vote when making future compensation decisions.
As described above in the “Executive Compensation” section of this Proxy Statement, the Compensation Committee has structured our executive compensation program to achieve the following key objectives:
•
attract and retain talented executive officers by providing total compensation levels competitive with that of executives holding comparable positions in similarly situated organizations;

•
provide total compensation that is supported by individual performance;

•
provide a performance-based compensation component that balances rewards for short-term and long-term results and is tied to Company performance; and

•
encourage the long-term commitment of our executive officers to us and to our stockholders’ long-term interests.

Please read the “Executive Compensation” section beginning on page 25 of this Proxy Statement for a detailed discussion of our executive compensation program and how it operates and is designed to achieve our compensation objectives, as well as the Summary Compensation Table and other related compensation tables and narrative, appearing on pages 25 through 38, which provide detailed information on the compensation of our NEOs.
Our Compensation Committee and the Board have determined that the Company’s NEOs compensation aligns with our business strategy, focuses on long-term value creation for our stockholders and delivers competitive pay relative to our performance, and therefore the Board recommends that you vote “FOR” the approval, on a non-binding advisory basis, of the Company’s NEOs compensation as disclosed pursuant to the SEC’s compensation disclosure rules (which disclosure shall include the Executive Compensation, Director Compensation, the Summary Compensation Table, and the related tables and disclosure in this Proxy Statement).
Vote Required
The advisory vote on executive compensation in this Proposal 3 requires the affirmative vote of a majority of the shares of Common Stock present virtually or represented by proxy and entitled to vote on the subject matter of the proposal. Votes cast FOR or AGAINST and abstentions with respect to this Proposal 3 will be counted as shares entitled to vote on the Proposal. A vote to ABSTAIN will have the effect of a vote AGAINST the Proposal.
Board Recommendation
THE BOARD RECOMMENDS THAT STOCKHOLDERS VOTE “FOR” THIS PROPOSAL 3. Properly dated and signed proxies will be so voted unless stockholders specify otherwise.

STOCKHOLDER PROPOSALS; IDENTIFICATION OF DIRECTOR CANDIDATES
Stockholder Proposals under Rule 14a-8
Any stockholder of the Company who desires to submit a proposal for action at the 2026 Annual Meeting and wishes to have such proposal (a “Rule 14a-8 Proposal”) included in the Company’s proxy materials pursuant to Rule 14a-8 under the Exchange Act, must submit such Rule 14a-8 Proposal to the Company at its principal executive offices located at Amplify Energy Corp., 500 Dallas Street, Suite 1700, Houston, Texas 77002 no later than January 23, 2026 unless the Company notifies the stockholders otherwise. Only those Rule 14a-8 Proposals that are timely received by the Company and proper for stockholder action (and otherwise proper) will be included in the Company’s proxy materials.
Other Stockholder Proposals
Any stockholder of record of the Company who desires to submit a Non-Rule 14a-8 Proposal at the 2026 Annual Meeting must give written notice of an intent to make a Non-Rule 14a-8 Proposal to the Company at its principal executive offices so that it is received no earlier than the close of business on February 13, 2026 and no later than the close of business on March 13, 2026. However, if the date of the 2026 Annual Meeting is more than 30 days before or more than 60 days after the anniversary of the date of the Annual Meeting, notice by the stockholder to be timely must be so delivered not earlier than the close of business on the 120th day prior to the date of the 2026 Annual Meeting and not later than the close of business on the later of the 90th day prior to the 2026 Annual Meeting or, if the first public announcement of the date of the 2026 Annual Meeting is less than 100 days prior to the date of the 2026 Annual Meeting, the 10th day following the day on which public announcement of the date of the 2026 Annual Meeting is first made by the Company. Any such notice must also comply with the timing, disclosure, procedural and other requirements as set forth in the Bylaws.
Director Recruitment and Director Nomination Process
It is the responsibility of the Nominating and Governance Committee to identify, evaluate and recommend to the Board nominees for election at the annual meeting of stockholders, as well as to fill vacancies or additions on the Board that may occur between annual meetings. The Nominating and Governance Committee endeavors to recommend only director candidates who possess the highest personal values and integrity; who have experience and have exhibited achievements in one or more of the key professional, business, financial, legal and other challenges that face a U.S. independent oil and gas company; who exhibit sound judgment, intelligence, personal character, and the ability to make independent analytical inquiries; who demonstrate a willingness to devote adequate time to Board duties; and who are likely to be able to serve on the Board for a sustained period.
The Nominating and Governance Committee’s charter requires consideration of the diversity of, and the optimal enhancement of the current mix of talent and experience on, the Board. In that regard, the Nominating and Governance Committee endeavors to achieve an overall balance of diversity of experiences, skills, attributes and viewpoints among our directors. The Nominating and Governance Committee believes it has achieved that balance through the representation on the Board of members having experience in the oil and gas industry, accounting and investment analysis, among other areas. The Nominating and Governance Committee does not discriminate based upon race, color, religion, gender, ancestry or national origin.
In identifying potential director candidates, the Nominating and Governance Committee relies on any source available for the identification and recommendation of candidates, including current directors, officers and stockholders. In addition, the Nominating and Governance Committee from time to time may engage a third-party search firm to identify or evaluate, or assist in identifying or evaluating potential candidates, for which the third-party search firm will be paid a fee.
Stockholder Recommendations for Director Candidates
The Nominating and Governance Committee will also consider any nominee recommended by stockholders for election at the 2026 Annual Meeting if that nomination is submitted in writing. A stockholder who wishes to recommend a director candidate for evaluation should forward the candidate’s name and information about the candidate’s qualifications to Amplify Energy Corp., 500 Dallas Street, Suite 1700, Houston, Texas 77002, Attention: General Counsel.
The candidate must meet the selection criteria described in our Corporate Governance Guidelines and the Nominating and Governance Committee’s charter, and must be willing and expressly interested in serving on the Board. Under its charter, the Nominating and Governance Committee must treat recommendations for directors that are received from the Company’s stockholders equally with recommendations received from any other source.
Stockholder Nominations for Director Candidates
Any stockholder of record wishing to directly nominate a director candidate at the 2026 Annual Meeting (i.e., to propose a candidate for election who is not otherwise nominated by the Board through the recommendation process described above) must give written notice of an intent to make such director nominations to the Company at its principal executive offices so that it is received no earlier than the close of business on February 13, 2026 and no later than the close of business on March 13, 2026. However, if the date of the 2026 Annual Meeting is more than 30 days before or more than 60 days after the anniversary of the date of the Annual Meeting, notice by the stockholder to be timely must be so delivered not earlier than the close of business on the 120th day prior to the date of the 2026 Annual Meeting and not later than the close of business on the later of the 90th day prior to the 2026 Annual Meeting or, if the first public announcement of the date of the 2026 Annual Meeting is less than 100 days prior to the date of the 2026 Annual Meeting, the 10th day following the day on which public announcement of the date of the 2026 Annual Meeting is first made by the Company. Any such notice must also comply with the timing, disclosure, procedural and other requirements as set forth in the Bylaws.
Additionally, we are required pursuant to Rule 14a-19 under the Exchange Act to include on our proxy card all proposed nominees for director for whom we have received notice under the rule, which must be received by the deadlines pursuant to the advanced notice provisions of our Bylaws described in the immediately preceding paragraph.

ADDITIONAL INFORMATION
Solicitation of Proxies
Solicitation of proxies may be made via the Internet, by mail, personal interview or telephone by officers, directors and regular employees of the Company. The Company may also request banking institutions, brokerage firms, custodians, nominees and fiduciaries to forward solicitation material to the beneficial owners of the Common Stock that those companies or persons hold of record, and the Company will reimburse the forwarding expenses. In addition, the Company has retained Sodali & Co. to aid in the solicitation of proxies, for which the Company will pay an amount that it estimates will not exceed $25,000, plus expenses.
Stockholder List
In accordance with the DGCL, the Company will maintain at its corporate offices in Houston, Texas, a list of the stockholders entitled to vote at the Annual Meeting. The list will be open to the examination of any stockholder, for purposes germane to the Annual Meeting, during ordinary business hours for 10 days before the Annual Meeting at the Company’s principal executive offices. If you wish to inspect the list, please submit your request, along with proof of ownership, by email to corporatesecretary@amplifyenergy.com. The stockholder list will also be available electronically on the meeting website during the live webcast of the Annual Meeting.
Householding of Proxy Materials
The SEC has adopted rules that permit companies and intermediaries (e.g., brokers) to satisfy the delivery requirements for proxy statements, annual reports and a Notice of Internet Availability of Proxy Materials with respect to two or more stockholders sharing the same address by delivering a single proxy statement addressed to those stockholders. This process, which is commonly referred to as “householding,” potentially means extra convenience for stockholders and cost savings for companies.
Brokers with account holders who are Amplify stockholders may be “householding” our proxy materials. One annual report, proxy statement and Notice of Internet Availability of Proxy Materials may be delivered to multiple stockholders sharing an address unless contrary instructions have been received from the affected stockholders. Once you have received notice from your broker that it will be “householding” communications to your address, “householding” will continue until you are notified otherwise or until you notify your broker or the Company that you no longer wish to participate in “householding.”
If, at any time, you no longer wish to participate in “householding” and would prefer to receive a separate annual report, proxy statement or Notice of Internet Availability of Proxy Materials, you may (1) notify your broker, (2) direct your written request to: 500 Dallas Street, Suite 1700, Houston, Texas 77002 or (3) contact our Investor Relations department by email at IR@amplifyenergy.com. Stockholders who currently receive multiple copies of the proxy materials at their address and would like to request “householding” of their communications should contact their broker if their shares are held in “street name” or the Company if they are the stockholder of record. In addition, the Company will promptly deliver, upon written or oral request to the address or telephone number above, a separate copy of the annual report. proxy statement and Notice of Internet Availability of Proxy Materials to a stockholder at a shared address to which a single copy of the documents was delivered.
Other Matters
As of the date of this Proxy Statement, the Board does not intend to present any matters other than those described herein at the Annual Meeting and is unaware of any matters to be presented by other parties. However, if other matters are properly brought before the meeting for action by the stockholders, proxies will be voted in accordance with the recommendation of the Board or, in the absence of such a recommendation, in accordance with the judgment of the individuals named as proxies, or their duly constituted substitutes acting at the Annual Meeting, to the extent authorized by Rule 14a-4(c).

Proxy Materials for the Annual Meeting
If you have any questions or require assistance with voting your proxy card, or if you need additional copies of the proxy materials, please contact our proxy solicitation firm, Sodali & Co., at
Sodali & Co.
430 Park Avenue
14th Floor
New York, NY 10022
Stockholders Call Toll-Free: (800) 662-5200
Banks, Brokers, Trustees, and Other Nominees Call Collect: (203) 658-9400
E-mail: AMPY@investor.sodali.com

AMPLIFY ENERGY CORP. 500 DALLAS STREET, SUITE 1700 HOUSTON, TX 77002 SCAN TO VIEW MATERIALS & VOTE VOTE BY INTERNET - www.proxyvote.com or scan the QR Barcode above Use the Internet to transmit your voting instructions and for electronic delivery of information. Vote by 11:59 P.M. ET on June 12, 2025. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form. ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years. VOTE BY PHONE - 1-800-690-6903 Use any touch-tone telephone to transmit your voting instructions. Vote by 11:59 P.M. ET on June 12, 2025. Have your proxy card in hand when you call and then follow the instructions. VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717. VOTE DURING THE MEETING You may vote online during the Annual Meeting at www.cesonlineservices.com/ampy25_vm; however, attending the meeting without completing a ballot will not count as a vote. Please read the proxy statement for more information on voting during the Annual Meeting. To vote online during the Annual Meeting you will need to register in advance at www.cesonlineservices.com/ampy25_vm prior to June 12, 2025 at 9:00 a.m. Houston Time. TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: V75743-TBD KEEP THIS PORTION FOR YOUR RECORDS THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. DETACH AND RETURN THIS PORTION ONLY AMPLIFY ENERGY CORP. The Board of Directors recommends you vote FOR the following: 1. Election of Directors Nominees: 1a. Deborah G. Adams 1b. Clint Coghill 1c. Christopher W. Hamm 1d. Todd R. Snyder 1e. Martyn Willsher For Against Abstain The Board of Directors recommends you vote FOR proposals 2 and 3. 2. To ratify the appointment, by the Audit Committee of our board of directors, of Deloitte & Touche LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2025. 3. To approve, on a non-binding advisory basis, the compensation of our named executive officers. NOTE: To transact such other business as may be properly presented at the Annual Meeting or any adjournment or postponement thereof. For Against Abstain Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer. Signature [PLEASE SIGN WITHIN BOX] Date Signature (Joint Owners) Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Notice and Proxy Statement and Form 10-K are available at www.proxyvote.com. V75744-TBD AMPLIFY ENERGY CORP. THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS ANNUAL MEETING OF STOCKHOLDERS June 13, 2025 The undersigned hereby appoint(s) Martyn Willsher and Eric M. Willis, and each of them, as proxies, each with the power to appoint his substitute, and hereby authorize(s) them to represent and vote, as designated on the reverse side of this proxy, all of the shares of Common Stock of Amplify Energy Corp. that the undersigned is/are entitled to vote at the Annual Meeting of Stockholders to be held at 9:00 a.m., Houston Time, on June 13, 2025, which will be held via live audio webcast at www.cesonlineservices.com/ampy25_vm, and any adjournment or postponement thereof. THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED AS DIRECTED BY THE UNDERSIGNED. IF NO SUCH DIRECTIONS ARE MADE, THIS PROXY WILL BE VOTED "FOR" EACH OF THE NOMINEES FOR THE BOARD OF DIRECTORS ON PROPOSAL 1 AND "FOR" PROPOSALS 2 AND 3. PLEASE MARK, SIGN, DATE AND RETURN THE PROXY CARD PROMPTLY USING THE ENCLOSED REPLY ENVELOPE. Continued and to be signed on reverse side